Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

DATED AS OF MAY 4, 2017

BY AND AMONG

CWI, INC.

AND

GANDER MOUNTAIN COMPANY

AND

THE OTHER PARTIES SIGNATORY HERETO

i

SCHEDULES

Schedule 1.1(a)	Acquired Stores
Schedule 1.1(b)	Assigned Agreements
Schedule 1.1(c)	Certain Business Employees
Schedule 1.1(d)	Business Properties
Schedule 1.1(e)	Permitted Encumbrances
Schedule 2.1(s)	Other Acquired Assets
Schedule 2.2(d)	Excluded Agreements
Schedule 2.2(m)	Excluded Assets
Schedule 2.5	Inventory
Schedule 5.1	Jurisdictions
Schedule 5.4	Environmental Matters
Schedule 5.5(a)	Title to Acquired Assets
Schedule 5.5(b)	Real Property Leases
Schedule 5.6	Taxes
Schedule 5.7	Legal Proceedings
Schedule 5.8	Compliance with Laws; Permits
Schedule 5.9	Business Contracts
Schedule 5.10	Brokers and Finders
Schedule 5.11(a)	Condition of Inventory
Schedule 5.11(b)	Condition of Equipment
Schedule 5.12(b)	Labor Proceedings
Schedule 5.13(b)(i)	Retiree Benefits
Schedule 5.13(b)(ii)	KERP Payments
Schedule 5.13(c)	Employee Benefit Plan Claims
Schedule 5.14(a)	Intellectual Property
Schedule 5.14(c)	Excluded Intellectual Property
Schedule 5.14(d)	Notices of Intellectual Property Infringements
Schedule 5.15	Product Liability
Schedule 7.2	Operations Prior to the Closing Date
Schedule 7.6(c)	Accrued Vacation and PTO

EXHIBITS

Exhibit A	[RESERVED]

Exhibit B	Sale Order

Exhibit C	Form Bill of Sale

Exhibit D	Form Assignment and Assumption Agreement

Exhibit E	Form of Designation Rights Agreement

Exhibit F	Liquidation Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of May 4, 2017 (the “Effective Date”), by and among CWI, Inc., a Kentucky corporation (“Buyer”), and Gander Mountain Company, a Minnesota corporation (“Company”), and certain of its Subsidiaries set forth on Annex A hereto (collectively, “Sellers” and each individually a “Seller”).  Capitalized terms used herein and not otherwise defined herein have the meaning set forth in Article I.

RECITALS

WHEREAS, Sellers are engaged in the business of selling and distributing hunting, fishing, camping, boating, marine, firearms and ammunition and other outdoor recreational and athletic goods, clothing, equipment, and supplies through their retail stores, distribution centers and online retail businesses;

WHEREAS, the sale of the Acquired Assets (defined below) will be consummated through and as part of the chapter 11 cases filed  by the Sellers and jointly administered under the caption In re Gander Mountain Co., Case No. 17-30673  (the “Bankruptcy Cases”) in the United States Bankruptcy Court for the District of Minnesota (the “Bankruptcy Court”);

WHEREAS, Buyer has delivered to Wells Fargo Bank, National Association (the “Escrow Agent”) $1,107,500 in immediately available funds which amount is equal to five percent (5.0%) of the Cash Consideration (the “Minimum Deposit”) pursuant to the terms of that certain Escrow Agreement dated April 24, 2017, by and among the Buyer, the Escrow Agent and the Company (the “Escrow Agreement”);

WHEREAS, Sellers believe, following consultation with their financial advisors and consideration of available alternatives, that, in light of the current circumstances, a sale of the assets and businesses as provided herein is necessary to preserve and maximize value, and is in the best interest of Sellers, their creditors, and equity holders;

WHEREAS, Sellers desire to sell to Buyer all of the Acquired Assets and transfer to Buyer the Assumed Liabilities and Buyer desires to purchase from Sellers all of the Acquired Assets and assume all of the Assumed Liabilities, in each case upon the terms and conditions hereinafter set forth;

WHEREAS, the Parties acknowledge and agree that the purchase by the Buyer of the Acquired Assets, and the assumption by the Buyer of the Assumed Liabilities are being made at arm’s length and in good faith and without intent to hinder, delay or defraud the respective creditors of the Sellers;

WHEREAS, the execution and delivery of this Agreement and Sellers’ ability to consummate the transactions set forth in this Agreement are subject to, among other things, the entry of the Sale Order under, inter alia, Sections 363 and 365 of the Bankruptcy Code;

WHEREAS, the Parties desire to consummate the proposed transaction as promptly as practicable after the Bankruptcy Court enters the Sale Order; and

WHEREAS, concurrently with the execution of this Agreement, and as an inducement to Sellers’ willingness to enter into this Agreement, CWGS Group, LLC, a Delaware limited liability company (“Buyer Guarantor”), has executed and delivered to Sellers that certain Guaranty, dated as of the date hereof (the “Buyer Guaranty”), made by Buyer Guarantor for the benefit of Sellers, with respect to the obligations of Buyer arising under, or in connection with, this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    Definitions.  For purposes of this Agreement, the following terms have the meanings specified or referenced below.

“Accounts Receivable” means any and all accounts receivable, notes receivable and other amounts receivable owed, or that may become owed, to Sellers (whether current or non-current), together with all security or collateral therefor and any interest or unpaid financing charges accrued thereon, including all Claims pertaining to the collection of amounts payable, or that may become payable, to Sellers with respect to products sold or services performed on or prior to the Closing Date, including Credit Card Receivables.

“Acquired Assets” shall have the meaning set forth in Section 2.1.

“Acquired Intellectual Property” shall mean (a) the Transferred Intellectual Property owned by Sellers, all goodwill of the Business associated therewith or symbolized thereby, all rights to sue or otherwise recover for past, present, and future infringements, dilutions, misappropriations and other violations thereof, all rights of priority associated with the foregoing, and all other rights accruing thereunder or pertaining thereto throughout the world, and (b) the Transferred License Agreements held by Sellers and included in the Assigned Agreements.

“Acquired Store Employees” means, collectively, each individual who is employed by the Sellers (a) at Closing Date Acquired Stores or Closing Date Business Properties (each such person, a “Closing Date Acquired Store Employee”), or (b) at Stores or Business Properties subject to Real Property Leases that are assumed and assigned to Buyer after the Closing Date in connection with the exercise of the Designation Rights (each such person, a “Subsequent Acquired Store Employee”).

“Acquired Stores” means the stores identified in Schedule 1.1(a) (as may be amended and restated pursuant to Section 7.8).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person.  For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “ controlling” and “ controlled” have correlative meanings.

“Agreement” shall have the meaning set forth in the Preamble.

“Allocation Schedule” shall have the meaning set forth in Section 3.5(a).

“Alternative Transaction” means any transaction (or series of transactions) involving the direct or indirect sale, transfer or other disposition of all, or a material portion of, the Acquired Assets (excluding, in each foregoing case, the sale of inventory by Sellers conducted in the Ordinary Course of Business or pursuant to the Consulting Agreement or the Liquidation Agreement) to a purchaser or purchasers other than Buyer or effecting any other transaction (including a chapter 11 plan) the consummation of which would be substantially inconsistent with the transaction contemplated by this Agreement.

“Assigned Agreements” means the Assigned Real Property Leases, the Transferred License Agreements and any other Contracts, in each case, listed or described in Schedule 1.1(b) (as may be amended and restated pursuant to Section 7.5 and Section 7.8, as applicable).

“Assigned Real Property Leases” means all leases, subleases, licenses and other use or occupancy Contracts pursuant to which any of the Sellers leases, subleases, licenses, uses or otherwise occupies any real property of any Acquired Store or other Business Property.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“Auction” shall mean the auction contemplated by the Bidding Procedures Order.

“Avoidance Actions” means any and all claims and causes of action of Sellers arising under the Bankruptcy Code or similar federal, state or local laws, including under Chapter 5 of the Bankruptcy Code and similar state laws, excluding claims against insiders (as such term is defined in the Bankruptcy Code).

“Backup Bidder” shall have the meaning set forth in the Bidding Procedures.

“Bankruptcy Cases” shall have the meaning set forth in the Recitals.

“Bankruptcy Code” means Title 11 of the United States Code, Sections 101 et seq.

“Bankruptcy Court” shall have the meaning set forth in the Recitals.

“Bidding Procedures” means the bidding procedures approved by the Bankruptcy Court pursuant to the Bidding Procedures Order.

“Bidding Procedures Order” means the Order (I) Approving Bidding Procedures in Connection with the Sale of Substantially All of the Debtors’ Assets, (II) Approving the Break-Up

Fee, (III) Approving the Form and Manner of Notice, and (IV) Setting Further Hearing on Approval of Sale [Docket No. 301] entered in the Bankruptcy Cases.

“Business” means, collectively, the (i) online retail businesses of the Sellers operated through the websites www.overtons.com and www.gandermountain.com; (ii) the direct mail retail businesses of the Sellers operated through the Overton’s catalog and (iii) the business of operating the Acquired Stores, the other Acquired Assets and the corporate functions of Sellers, such as online and telephonic customer support services, IT support services and related functions, in substantially the same manner as operated during the 12-month period prior to the date hereof, excluding the facilities, resources and ability to utilize assets which are Excluded Assets and the services of employees who are not Transferred Employees.

“Business Day” means any day of the year, other than a Saturday or Sunday, on which national banking institutions in New York, New York are open to the public for conducting business and are not required by Law to close.

“Business Contract” shall have the meaning set forth in Section 5.9.

“Business Employee” means (a) the individuals employed by Sellers immediately prior to the Closing Date at the Closing Date Acquired Stores or Closing Date Business Properties and whose duties and responsibilities are related to the Business, (b) the individuals employed by Sellers immediately prior to the Closing Date who provide online and telephonic customer support services, IT support services and similar functions related to the Business, including those set forth on Schedule 1.1(c)(i) (provided, that, (x) Buyer may add individuals to Schedule 1.1(c)(i) and (y) with the prior consent of Buyer, Sellers may add individuals to Schedule 1.1(c)(i), in each case, between the date hereof and the date that is five (5) Business Days prior to the Closing Date), (c) the individuals employed by Sellers immediately prior to the Closing Date set forth on Schedule 1.1(c)(ii) (provided, that, Buyer may add individuals to Schedule 1.1(c)(ii) between the date hereof and the date that is five (5) Business Days prior to the Closing Date)  and (d) each Acquired Store Employee (other than Closing Date Acquired Store Employees), in each case, including (i) those on leave of absence with legal or contractual rights to return to employment and (ii) those on short-term disability under Seller’s short-term disability program.

“Business Properties” means the Sellers’ headquarters and the distribution centers, if any, identified in Schedule 1.1(d) (as may be amended and restated pursuant to Section 7.8).

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Guarantor” shall have the meaning set forth in the Recitals.

“Buyer Guaranty” shall have the meaning set forth in the Recitals.

“Buyer Termination Notice” shall have the meaning set forth in Section 11.1(c)(i).

“Buyer’s Interim Access Manager” shall have the meaning set forth in Section 7.1(a).

“Cash Consideration” means the consideration for the Acquired Assets (other than the Inventory) in the amount of $22,150,000 in cash.

“Claims” means all claims, causes of action, rights of recovery (including rights of indemnity, warranty rights, rights of contribution, rights to refunds and rights to reimbursement) and rights of set-off, in each case, of whatever kind or description against any Person.

“Closing” shall have the meaning set forth in Section 4.1.

“Closing Date” shall have the meaning set forth in Section 4.1.

“Closing Date Acquired Store” means any Acquired Store set forth on Schedule 1.1(a) as of the Closing Date.

“Closing Date Business Property” means any Business Property set forth on Schedule 1.1(d) as of the Closing Date.

“Closing Date Payment” shall have the meaning set forth in Section 3.3.

“Closing Legal Impediment” shall have the meaning set forth in Section 9.3.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consultant” means a joint venture comprising Tiger Capital Group, LLC and Great American Group, LLC.

“Consulting Agreement” means certain Consulting Agreement, dated March 15, 2017, by and among the Sellers and the Consultant (as amended, supplemented or otherwise modified in accordance with its terms).

“Contract” means any contract, agreement, undertaking, lease, sublease, license, sublicense, sales order, purchase order or other commitment, whether written or oral (including commitments to enter into any of such), that is binding on any Person or any part of its property under applicable Law.

“Copyrights” means: (a) works of authorship whether or not copyrightable; and (b) any other copyrights and works, together with all common law rights, and any applications and registrations therefor.

“Cost File” shall have the meaning set forth in the definition of “Inventory Value.”

“Credit Card Receivables” means all accounts receivables and other amounts owed to any of the Sellers (whether current or non-current) in connection with any customer purchases, returns or exchanges from any of the Sellers or stores operated by them that are made with credit cards or any other amounts owing (including deposits or holdbacks to secure chargebacks, offsets or otherwise) from the credit card processors to the Sellers.

“Cure Costs” shall mean the amount required to cure pre-Petition Date monetary defaults (including any fees, interest, late-payment penalties and other charges attributable to such pre-Petition Date amounts that are required to be paid under applicable law) or compensate a counterparty for actual pre-Petition Date pecuniary loss, as required by Bankruptcy Code sections 365(b)(1)(A) and (B); for the avoidance of doubt, such amounts include any claim for the payment of “stub rent” for the period from the Petition Date to March 31, 2017.

“Designated Purchaser” shall have the meaning set forth in Section 7.8.

“Designation Rights” shall have the meaning set forth in Section 7.8.

“Designation Rights Agreement” means that certain Designation Rights Agreement to be entered into by and between Buyer and Sellers in the form attached hereto as Exhibit E.

“DIP Financing” means the debtor-in-possession credit facility and all related documentation authorized by the by the Bankruptcy Court pursuant to the Final Order Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364 and 507 (I) Approving Postpetition Financing, (II) Granting Liens and Providing Superpriority Administrative Expense Status, (III) Authorizing Use of Cash Collateral, (IV) Granting Adequate Protection, (V) Modifying Automatic Stay, and (VI) Granting Related Relief [Docket No. 443] entered in the Bankruptcy Cases.

“Documents” means (a) all books, records, files, invoices, inventory records, product specifications, customer lists and other customer-related information, cost and pricing information, supplier lists, business plans, personnel records, catalogs, customer literature, quality control records and manuals and credit records of customers and (b) Marketing Materials, in each case of clauses (a) and (b) relating to the Business, any Acquired Store, any Acquired Asset or any Transferred Employee, in each case including all data and other information stored on hard drives (including those located on remote servers, whether operated by Sellers or by Third Party providers), discs, tapes or other media.

“Domain Names” means any domain names and uniform resource locators.

“Effective Date” shall have the meaning set forth in the Preamble.

“Employee Benefit Plan” means any “employee benefit plan”(as defined in ERISA § 3(3)) and any other benefit or compensation plan, program, agreement or arrangement maintained, sponsored, or contributed or required to be contributed to by any Seller or any ERISA Affiliate or with respect to which any Seller or any ERISA Affiliate has any Liability.

“Employment Offer” shall have the meaning set forth in Section 7.6(b).

“Employment Transfer Date” shall mean (i) the Closing Date for each Business Employee (other than Subsequent Acquired Store Employees) who is working or scheduled to work on the Closing Date or is absent from work on account vacation or paid-time off, (ii) the date such Business Employee is scheduled to and does return to active employment for each Business Employee who is on leave of absence or short-term term disability, and (iii) the date the applicable Real Property Lease is assumed and assigned to Buyer in accordance with the Designation Rights Agreement for each Subsequent Acquired Store Employee.

“Encumbrance” means any charge, lien, claim, mortgage, lease, sublease, hypothecation, deed of trust, pledge, security interest, option, right of use or possession, right of first offer or first refusal, easement, servitude, covenant, condition, restriction, title defect encroachment, encumbrance, or other similar restriction of any kind and any conditional, installment, contingent sale or other title retention agreement or lease in the nature thereof.

“Equipment” means all furniture, trade fixtures, equipment, computers, servers, telephones, laptop computers, machinery, apparatus, appliances, implements, signage, office supplies and all other tangible personal property of every kind and description owned by Sellers and used or held for use in the Business, including for the avoidance of doubt, all such items of tangible personal property (i) located in a Closing Date Acquired Store or Closing Date Business Property, excluding, for the avoidance of doubt, all such items of tangible personal property located at a distribution center that is not a Closing Date Business Property or a Store that is not a Closing Date Acquired Store or (ii) otherwise used, wherever located (excluding a Store that is not a Closing Date Acquired Store), in connection with online and telephonic customer support services, IT support services and related functions supporting the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all Laws issued thereunder.

“ERISA Affiliate” means any Person that, at any relevant time, is or was treated as a single employer with any Seller for purposes of Code § 414.

“Escrow Agent” shall have the meaning set forth in the Recitals.

“Escrow Agreement” shall have the meaning set forth in the Recitals.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Liabilities” shall have the meaning set forth in Section 2.4.

“Final Order” an Order or judgment of the Bankruptcy Court or any other court of competent jurisdiction entered by the Clerk of the Bankruptcy Court or such other court on the docket in Seller’s Chapter 11 Case or the docket of such other court, which has not been modified, amended, reversed, vacated or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, reargument or rehearing shall then be pending or (ii) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such Order or judgment of the Bankruptcy Court or other court of competent jurisdiction shall have been affirmed by the highest court to which such Order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such Order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired, as a result of which such Order shall have become final in accordance with Rule 8002 of the Bankruptcy Rules; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil

Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such Order, shall not cause such Order not to be a Final Order.

“Financed Equipment” means all equipment (a) subject to a valid, perfected and unavoidable prepetition lien securing the purchase price of such equipment for the benefit of U.S. Bank or its assignees, or (b) leased pursuant to a Business Contract.

“Governmental Authority” means any United States federal, state, municipal or local or any foreign government, governmental agency or authority, or regulatory or administrative authority, or any court, tribunal or judicial body having jurisdiction, including the Bankruptcy Court.

“Governmental Authorization” means any approval, consent, license, permit, waiver or other authorization issued granted or otherwise made available by or under the authority of any Governmental Authority.

“Hazardous Substance” means any “toxic substance,” “hazardous pollutant,” “hazardous waste,” “hazardous material”, “hazardous substance” or any other material, substance, chemical or pollutant subject to regulation under any applicable Laws concerning environmental, health or safety matters or Laws concerning the exposure of persons to toxic, hazardous or deleterious substances.

“Information Privacy and Security Laws” means all applicable Laws concerning the privacy and/or security of Personal Data, and all regulations promulgated thereunder.

“Intellectual Property” means, collectively, all intellectual property rights including in all (a) Copyrights, (b) Patents, (c) Trademarks, (d) trade secrets, (e) Domain Names and (f) all other intellectual property rights, including intellectual property rights in Software, web sites, web site content, social media accounts and related content, business plans, marketing plans, research records, market surveys, customer data, and databases.

“Inventory” means all finished goods and other merchandise held for use, sale, offer for sale or lease in connection with the Business, whether located at or in transit to any Closing Date Acquired Store or Closing Date Business Property, including those held for display or demonstration or out on lease or consignment, excluding, for the avoidance of doubt, (a) any such finished goods or other merchandise that is held for use, sale, offer for sale or lease exclusively through the website gandermountain.com or any Gander Mountain physical retail location (other than the Closing Date Acquired Stores), and (b) such finished goods or other merchandise located at, or in transit to, a distribution center that is not a Closing Date Business Property or a Store that is not a Closing Date Acquired Store.

“Inventory Purchase Price” means an amount equal to the aggregate Inventory Value of the Inventory set forth on the Inventory Schedule.

“Inventory Schedule” shall have the meaning set forth in Section 2.5.

“Inventory Taking” shall have the meaning set forth in Section 2.5.

“Inventory Taking Service” shall have the meaning set forth in Section 2.5.

“Inventory Value” means the value of each item of Inventory based on the following methodology:  Sellers’ cost or, if multiple actual costs, Sellers’ average cost of such item as reflected on the “AV_COST” column contained in Sellers’ inventory item master file, entitled “item_loc_inv_20170313.txt”, which file structure and columns are identified in the “Project Big FTP Instructions” file (together with all updated files delivered by Sellers to Buyer and specifically identified as an updated cost file on or prior to the entry of the Sale Order, the “Cost File”).  The Inventory Value, as calculated in accordance with this definition, shall be inclusive of all costs of freight with respect to each item of Inventory so long as such costs are reflected in the Cost File.

“IT Assets” shall mean Software, computers, firmware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment owned, leased or licensed by Sellers or any of their Affiliates and used in support of the Business.

“KERP” shall have the meaning set forth in Section 7.6(d).

“Knowledge” means, with respect to any matter in question, in the case of Sellers, the actual knowledge, after reasonable inquiry, of each of Eric Jacobsen, Ron Stoupa, Peter Hageman, Mark Green, Vernon High, Michael Worsley and Andrew Swope, with respect to such matter.

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree by any Governmental Authority or court of competent jurisdiction, or other legal requirement or rule of law, including common law.

“Leased Real Property” means all real estate leased, subleased, licensed or otherwise used or occupied pursuant to a Real Property Lease.

“Liability” means as to any Person, any debt, adverse claim, liability, duty, responsibility, obligation, commitment, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, including all costs and expenses relating thereto.

“Liquidating Agent” means a joint venture comprising Tiger Capital Group, LLC, Great American Group WF, LLC, Gordon Brothers Retail Partners, LLC and Hilco Merchant Resources, LLC.

“Liquidation Agreement” means that certain Agency Agreement entered into  by and among the Sellers and the Liquidating Agent, in substantially the form attached hereto as Exhibit F (as amended, supplemented or otherwise modified in accordance with its terms).

“Marketing Materials” means all marketing materials, marketing research data, customer and sales information, product literature, promotional materials and data, advertising and display materials (including all underlying designs, samples, charts, diagrams, photos and electronic files related to the foregoing) and all training materials, in each case in whatever form or medium (e.g., audio, visual, digital or print) held in any Seller’s name and related to the Business, any Acquired Store or any Acquired Asset as of the Closing Date.

“Material Adverse Effect” means any effect, change, condition, circumstance, development or event that, individually or in the aggregate with all other effects, changes, conditions, circumstances, developments and events has had, or would reasonably be expected to have, a material adverse effect on the Business (excluding the Excluded Assets and the Excluded Liabilities), taken as a whole, excluding any effect, change, condition, circumstance, development or event that results from or arises out of the following (unless, in the case of clauses (ii) through (v) below, the same has a materially disproportionate effect on the Sellers, taken as a whole, compared to other comparable participants in the industries in which the Sellers operate): (i) the  announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby; (ii) geopolitical conditions or any outbreak or escalation of hostilities or acts of terrorism or war or any effect, change or event that is otherwise generally applicable to the industries and markets in which Sellers operate; (iii) any changes in credit, financial or securities markets in general, including changes in interest rates or the availability of financing; (iv) general economic conditions; (v) any hurricane, tornado, flood, earthquake or other natural disaster; (vi) changes in (or proposals to change) Laws or accounting regulations or principles; (vii) the Bankruptcy Cases, including, without limitation, any announced liquidation of the Sellers or any of their respective assets; or (viii) any action taken at the written request of Buyer.

“Minimum Deposit” shall have the meaning set forth in the Recitals.

“Multiemployer Plan” means any “multiemployer plan” (as defined in ERISA § 3(37)) contributed to by any Seller or any ERISA Affiliate or with respect to which any Seller or any ERISA Affiliate has any Liability.

“Non-Lease Contract” shall have the meaning set forth in Section 7.5(a).

“Order” means any award, writ, injunction, judgment, order or decree entered, issued, made or rendered by any Governmental Authority.

“Ordinary Course of Business” means the operation of the Business in the ordinary and usual course consistent with past practice and the voluntary petition for relief filed by Sellers with the Bankruptcy Court and all Orders entered in connection therewith.

“Outside Date” shall have the meaning set forth in Section 11.1(b)(ii).

“Party” or “Parties” means, individually or collectively, Buyer and Sellers.

“Patents” means (a) any patent, (b) any patent applications, (c) any reexaminations or continuation, continuation-in-part and divisional patent applications based on any of the foregoing, and (d) any patents issuing from any of the items referenced in the foregoing clauses (a) through (c).

“Permits” means all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances and Orders issued by a Governmental Authority and/or any self-regulatory body or organization to or for the benefit of any Seller and used, or held for use, in connection with the operation of the Business or applicable to ownership of the Acquired Assets or assumption of the Assumed Liabilities.

“Permitted Encumbrances” means (a) Encumbrances for utilities and current Taxes not yet due and payable, (b) materialmans’, mechanics’, artisans’, shippers’, warehousemans’, landlords’ or other similar common law or statutory liens incurred in the Ordinary Course of Business for amounts not yet due or delinquent, (c) with respect to real property, zoning restrictions, building codes and other land use laws regulating the use or occupancy of real property, and defects of title, easements, rights of way, covenants and restrictions that do not, individually or in the aggregate, materially impair the use of such real property, (d) non-exclusive outbound licenses of Intellectual Property granted to customers of the Business in the Ordinary Course of Business, and (e) as otherwise set forth on Schedule 1.1(e).

“Person” means any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, estate, trust, association, organization or other entity or Governmental Authority.

“Personal Data” means information, in any form, that identifies an individual or, in combination with any other information or data in the possession of Sellers or any of their Affiliates, could be used to identify an individual.

“Petition Date” means March 10, 2017.

“Petty Cash” means petty cash and register cash located at any Closing Date Acquired Store as of immediately prior to the Closing.

“Prepaid Expenses” means all deposits and prepaid charges and expenses of Sellers as of the Closing Date to the extent related to an Assigned Agreement and after applying any such deposits, prepaid charges and expenses against any Cure Costs payable to the Third Party to whom such deposits, prepaid charges and expenses were paid.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, other than an Avoidance Action.

“Property Taxes” means any real or personal property Taxes or similar ad valorem obligations imposed with respect to the Acquired Assets (including the Acquired Stores and any related real property).

“Purchase Price” has the meaning set forth in Section 3.1.

“Qualified Bid” shall have the meaning set forth in the Bidding Procedures.

“Real Property Leases” means all leases, subleases, licenses and other use or occupancy Contracts pursuant to which any of the Sellers leases, subleases, licensees, uses or otherwise occupies any real property.

“Registered Transferred Intellectual Property” shall have the meaning set forth in Section 5.14(a).

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Retained Subsidiaries” means all direct and indirect Subsidiaries of Sellers.

“Reverse Transition Services” shall have the meaning set forth in Section 7.7(b).

“Sale Hearing” means the hearing conducted by the Bankruptcy Court to approve the transactions contemplated by this Agreement.

“Sale Order” means an Order of the Bankruptcy Court approving this Agreement and the transactions contemplated hereby, which Order shall be substantially in the form attached hereto as Exhibit B, with such changes as are acceptable to Buyer in its sole discretion.

“Sellers” and “Seller” shall have the meaning set forth in the Preamble.

“Sellers’ Interim Access Manager” shall have the meaning set forth in Section 7.1(a).

“Sellers’ Privacy Policies” shall have the meaning set forth in Section 5.16.

“Sellers’ Taxes” means any and all Liabilities for Taxes (i) of Sellers (including Taxes of any other Person imposed on any Seller as a transferee or successor, by Law, Contract or otherwise) for any taxable period or (ii) arising from or with respect to the Acquired Assets or the Business for any taxable period (or any portion thereof) ending prior to the Closing Date.

“Sellers Termination Notice” shall have the meaning set forth in Section 11.1(d)(i).

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, (including knowledge databases, customer lists and customer databases), whether machine readable or otherwise, and (c) materials, manuals, design notes and other documentation relating to the foregoing.

“Store” means a store operated by the Sellers.

“Subsequent Designated Executory Contract” shall have the meaning set forth in Section 7.5(b).

“Subsidiary” means any entity with respect to which a specified Person (or a Subsidiary thereof) has the power, through the ownership of securities or otherwise, to elect a majority of the directors or similar managing body.

“Successful Bid” shall have the meaning set forth in the Bidding Procedures.

“Successful Bidder” shall have the meaning set forth in the Bidding Procedures.

“Tax” or “Taxes” means any federal, state, provincial, local, municipal, foreign or other income, alternative, minimum, add-on minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, intangibles, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), natural resources, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty, levy or other governmental charge or assessment or deficiency thereof (including all interest and penalties thereon and additions thereto), in each case imposed by any Governmental Authority.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed with or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Third Party” means a Person who or which is neither a Party nor an Affiliate of a Party.

“Trademarks” means all trade names, business names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor, and all goodwill associated with the use of and symbolized by any or all of the foregoing.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Transition Services Agreement, the Buyer Guaranty, the Designation Rights Agreement and any other agreements, instruments or documents entered into pursuant to this Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 8.1(a).

“Transferred Employee” shall have the meaning set forth in Section 7.6(b).

“Transferred Intellectual Property” means all Intellectual Property that is owned by or licensed to any Seller which is used or held for use by Sellers in connection with the Business, including, for the avoidance of doubt, the Registered Transferred Intellectual Property.

“Transferred License Agreements” means all Contracts to which any Seller is a party, and pursuant to which rights in any Transferred Intellectual Property are licensed or otherwise granted to or from any Person.

“Transition Services” shall have the meaning set forth in Section 7.7(b).

“Transition Services Agreement” means a transition services agreement (including all schedules thereto), to be dated as of the Closing Date, by and among Buyer, certain of the Sellers, and, to the extent necessary, other third parties that acquire assets of the Sellers, in a form that is acceptable to each of the Parties acting reasonably (it being understood that certain services thereunder may be provided from Sellers to Buyer and/or from Buyer (solely with respect to the Acquired Assets) to Sellers).

“Vendor Displays” means the displays of Third Party vendors within the Acquired Stores or Business Properties.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, any similar Law (including but not limited to any similar local, state or non-United States notice requirement relating to the termination of employees), and the rules and regulations thereunder.

Section 1.2                                                Other Definitions and Interpretive Matters.

(a)                                 Unless otherwise indicated to the contrary in this Agreement by the context or use thereof:

(i)                                     When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a day other than a Business Day, the period in question shall end on the next succeeding Business Day.

(ii)                                  Any reference in this Agreement to $ means U.S. dollars.

(iii)                               Unless the context otherwise requires, all capitalized terms used in the Exhibits and Schedules shall have the respective meanings assigned in this Agreement.  No reference to or disclosure of any item or other matter in the Exhibits and Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Exhibits and Schedules.  No disclosure in the Exhibits and Schedules relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.  Any information, item or other disclosure set forth in any Schedule shall be deemed to have been set forth in all other applicable Schedules if the relevance of such disclosure to such other Schedule is reasonably apparent from the facts specified in such disclosure.  All Exhibits and Schedules attached or annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(iv)                              Any reference in this Agreement to gender includes all genders, and words importing the singular number also include the plural and vice versa.

(v)                                 The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement.  All references in this Agreement to any “Section,” “Article,” “Schedule,” or “Exhibit” are to the corresponding Section, Article, Schedule, or Exhibit of or to this Agreement unless otherwise specified.

(vi)                              Words such as “herein,” “hereof” and “hereunder” refer to this Agreement as whole and not merely to a subdivision in which such words appear, unless the context otherwise requires.

(vii)                           The word “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b)                                 No Strict Construction.  Buyer, on the one hand, and Sellers, on the other hand, participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by Buyer, on the one hand, and Sellers, on the other hand, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.  Without limitation as to the foregoing, no rule of strict construction construing ambiguities against the draftsperson shall be applied against any Person with respect to this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.1                                                Purchase and Sale of the Acquired Assets. Upon the terms and subject to the conditions of this Agreement and in the Sale Order, on the Closing Date, Sellers shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Buyer, and Buyer shall purchase, all right, title and interest of Sellers in, to or under all of the properties and assets (including Intellectual Property) of Sellers of every kind and description, wherever located, real, personal or mixed, tangible or intangible, to the extent owned, leased, licensed, used or held for use in or relating to the Business, in each case, as the same shall exist on the Closing Date, or, in the case of Acquired Stores and Business Properties (other than Closing Date Acquired Stores and Closing Date Business Properties) and the assets set forth below related thereto, on the date the applicable Real Property Lease is assumed and assigned to Buyer in accordance with the Designation Rights Agreement (but, for the avoidance of doubt, excluding any Excluded Assets), in each case free and clear of any and all Encumbrances, other than Permitted Encumbrances and Assumed Liabilities (collectively, excluding any Excluded Assets, the “Acquired Assets”) including all right, title and interest of Sellers in, to or under:

(a)                           all Acquired Stores and related Assigned Real Property Leases;

(b)                           all Business Properties and related Assigned Real Property Leases;

(c)                            all Inventory in accordance with Section 2.5;

(d)                           all Equipment;

(e)                            all Assigned Agreements;

(f)                             all Petty Cash;

(g)                            all Permits and pending applications therefor, in each case to the extent assignable;

(h)                           all Prepaid Expenses;

(i)                               all Acquired Intellectual Property;

(j)                              all customer and supplier lists, other current and prospective customer information and data, marketing research and similar data being used or held for use by Sellers, subject to applicable Law or Contracts;

(k)                           all goodwill and other intangible assets including correspondence with present or prospective customers and suppliers, advertising materials, Software programs, telephone exchange numbers, and other similar intangible assets associated with the Business and the Acquired Assets (to the extent transferable), provided that, to the extent such intangible assets cannot be transferred to Buyer, Sellers shall be deemed to have granted to Buyer an exclusive, royalty-free right and license to use such intangible assets from and after the Closing Date, to the fullest extent permitted by applicable law and the underlying agreements, as applicable;

(l)                                     all Documents (other than those described in Section 2.2(c)) to the extent available and permitted to be transferred by applicable Laws and copies of all real and personal property Tax Returns and Tax records of Sellers related to the Acquired Stores and any related real property;

(m)                             (i) all Claims and Proceedings of Sellers to the extent arising out of, or relating to, the Business or any Acquired Asset and (ii) all Avoidance Actions of Sellers, regardless of whether arising out of or relating to the Business or any Acquired Asset, provided that Buyer agrees to, and pursuant to the Sale Order shall be deemed to, release all such Avoidance Actions;

(n)                                 all rights of Sellers under non-disclosure or confidentiality, non-compete, or non-solicitation agreements to the extent relating to the Business, any Acquired Store or any other asset referenced in this Section 2.1;

(o)                                 telephone, telex, and telephone facsimile numbers and other directory listings used in connection with the Acquired Stores;

(p)                                 all rights of indemnity, warranty rights (including any manufacturer, vendor or supplier warranties, guaranties and service obligations related to the Inventory and Equipment), rights of contribution, rights to refunds (other than Tax refunds described in Section 2.2(e)), rights of reimbursement and other rights of recovery, including insurance proceeds, possessed by Sellers as of the Closing (regardless of whether such rights are currently exercisable) to the extent related to the Business, any Acquired Asset or any of the Assumed Liabilities;

(q)                                 all lock boxes of Sellers primarily relating to the (i) online retail businesses of the Sellers operated through the websites www.overtons.com and www.gandermountain.com; (ii) the direct mail retail businesses of the Sellers operated through the Overton’s catalog and (iii) the Closing Date Acquired Stores;

(r)                                    all IT Assets;

(s)                                   the Designation Rights; and

(t)                                    any other assets, properties, and rights listed on Schedule 2.1(s).

Section 2.2                                                Excluded Assets. Notwithstanding anything herein to the contrary, the Acquired Assets shall not include any of the following (collectively, the “Excluded Assets”):

(a)                                 each Seller’s rights under this Agreement and the other Transaction Documents (including the right to receive the Purchase Price delivered to Sellers pursuant to this Agreement);

(b)                                 all Accounts Receivable and cash and cash equivalents, including checks, commercial paper, treasury bills, certificates of deposit and other bank deposits, securities, securities entitlements, instruments and other investments of Sellers and all bank accounts and securities accounts, to the extent any of the foregoing are not Petty Cash;

(c)                                  all Documents prepared in connection with this Agreement or the transactions contemplated hereby or primarily relating to the Bankruptcy Cases, all minute books, corporate records (such as stock registers) and organizational documents of Sellers and the Retained Subsidiaries, Tax Returns and other Tax work papers (provided that Sellers shall provide Buyer with reasonable access thereto and copies thereof (at Buyer’s cost in the case of copies) to the extent related to the Business, the Acquired Stores, the Acquired Assets or the Transferred Employees), and all other Documents not related to the Business, the Acquired Stores, the Acquired Assets or the Transferred Employees;

(d)                                 any Contract that is not an Assigned Agreement, including the Contracts listed on Schedule 2.2(d), which Schedule may be modified in accordance with Section 7.5;

(e)                                  any Tax refunds, rebates or credits of Sellers other than refunds of any Property Taxes that are received by or credited to Buyer after the Closing Date with respect to any post-Closing period or that were paid by Buyer;

(f)                                   all Claims and Proceedings of Sellers other than Claims described in Section 2.1(m), including, for the avoidance of doubt, commercial class action claims that do not affect the continued operation of the Business;

(g)                                  all funding vehicles and assets of all Employee Benefit Plans;

(h)                                 any security deposits or pre-paid expenses (other than the Prepaid Expenses) paid prior to the Closing Date and not associated with the Acquired Assets;

(i)                                     all insurance policies and binders, all claims, refunds and credits from insurance policies or binders due or to become due with respect to such policies or binders and all rights to proceeds thereof (other than as described in Section 2.1(p));

(j)                                    the Financed Equipment and any Inventory or Equipment not described in Sections 2.1(c), 2.1(d) or 2.1(r);

(k)                                 all Vendor Displays, solely to the extent not assignable;

(l)                                     all Merchandise, Proceeds, Additional Agent Merchandise, Additional Agent Merchandise Proceeds, Distribution Center Merchandise, In-Transit Merchandise, Owned FF&E (in each case, as defined in the Liquidation Agreement) and proceeds of any of the foregoing; excluding, for the avoidance of doubt, any Owned FF&E that is (i) not located at a Store and (ii) used in connection with the online and telephonic customer support services, IT support services and related functions supporting the Business or otherwise constituting IT Assets; and

(m)                             all assets, properties, rights, interests, and claims of every kind and description of any Sellers which (A) are not Acquired Assets, (B) are neither used nor held for use in the Business, or (C) are described on Schedule 2.2(m).

Section 2.3                                                Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall assume and agree to perform and discharge, when due (in accordance with their respective terms and subject to the respective conditions thereof), the following Liabilities and no others (collectively, the “Assumed Liabilities”):

(a)                                 all Liabilities arising from the ownership of the Acquired Assets and the operation thereof by Buyer after the Closing or, in the case of Real Property Leases and Acquired Stores designated in accordance with Section 7.8, on the date the applicable Real Property Lease is assumed and assigned to Buyer;

(b)                                 trade payables arising after the Closing, or, in the case of Real Property Leases and Acquired Stores designated in accordance with Section 7.8, after the date the applicable Real Property Lease is assumed and assigned to Buyer, from the operation of the Business;

(c)                                  all Cure Costs, provided that, for the avoidance of doubt, any amounts required to be paid to cure any outstanding defaults arising under any Assigned Agreements from and after the Petition Date through and including the date on which the Bankruptcy Court enters an order approving the assumption and assignment of the applicable Assigned Agreement to the Buyer or to a third party in the case of a Real Property Lease that is not an Assigned Agreement. shall be paid by the Debtors;

(d)                                 all Liabilities related to the Transferred Employees specifically assumed in Section 7.6 or arising after the applicable Employment Transfer Date for such Transferred

Employee, including, without limitation, any Liabilities arising out of application of the WARN Act following the applicable Employment Transfer Date for such employee; and

(e)                                  all Liabilities under the Assigned Agreements arising after the Closing.

Notwithstanding anything in this Agreement to the contrary, Sellers hereby acknowledge and agree that Buyer is not assuming from Sellers, nor is in any way responsible for, the Excluded Liabilities.  The transactions contemplated by this Agreement shall in no way expand the rights or remedies of any third party against any of Buyer or Sellers as compared to the rights and remedies that such third party would have had against Sellers absent the Bankruptcy Cases had Buyer not assumed such Assumed Liabilities as set out above.  Other than the Assumed Liabilities assumed by Buyer, Buyer is not assuming and shall not be liable for any liabilities or obligations of Sellers.

Section 2.4                                                Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume and shall not be obligated to assume or be obliged to pay, perform or otherwise discharge, and Sellers shall be solely and exclusively liable with respect to, any Liability of any Seller or Retained Subsidiary that is not an Assumed Liability (such Liabilities, collectively, the “Excluded Liabilities”), including without limitation the following specific Liabilities to the extent they do not otherwise constitute Assumed Liabilities:

(a)                                 any and all Liabilities of Sellers under any Contract of Sellers that is not an Assigned Agreement whether accruing prior to, at, or after the Closing Date (except as set forth in Section 7.5);

(b)                                 any and all Liabilities for any indebtedness or obligations for borrowed money of Sellers;

(c)                                  all (i) store or customer credits, sales promotions, rebates, coupons, gift cards and certificates or (ii) returns of goods or merchandise, customer prepayments and overpayments, customer refunds, credits, reimbursements and related adjustments with respect to goods or merchandise, in each case that arise from the operation of the Business prior to the Closing, or, in the case of the Acquired Stores or Business Properties (other than the Closing Date Acquired Stores and Closing Date Business Properties), prior to the date the applicable Real Property Lease is assumed and assigned to Buyer pursuant to the Designation Rights Agreement;

(d)                                 all Sellers’ Taxes;

(e)                                  any and all Liabilities to the extent arising out of related to the Excluded Assets;

(f)                                   any and all Liabilities arising from or related to the operation or condition of the Acquired Assets or the Assumed Liabilities prior to the Closing (except as set forth in Section 7.8) or facts, actions, omissions, circumstances or conditions existing, occurring or accruing with respect to the Acquired Assets or the Assumed Liabilities prior to the Closing (except as set forth in Section 7.8);

(g)                                  any and all Liabilities relating to any environmental, health or safety matter (including any Liability or obligation under any applicable Laws concerning environmental, health or safety matters, whether known or unknown), arising out of or relating to the Sellers’ conduct, action or omission or its leasing, ownership or operation of real property on or prior to the Closing Date (except as set forth in Section 7.8), no matter when raised, other than as required by Law;

(h)                                 any and all Liabilities relating to complaints, causes of action, litigation or similar matters instituted against Sellers or any of their Subsidiaries relating to or arising out of any actions, omissions, circumstances or conditions or events occurring prior to the Closing Date (except as set forth in Section 7.5 or Section 7.8); and

(i)                                     any Liability not expressly included among the Assumed Liabilities and specifically so assumed.

Section 2.5                                    Inventory. Forty-eight (48) hours prior to the Closing Date, Sellers shall cause to be taken a SKU-level Cost Value physical inventory of the Inventory to be transferred to Buyer pursuant to the terms of this Agreement (the “Inventory Taking”).  Sellers shall employ WIS International or another mutually acceptable independent inventory taking service (the “Inventory Taking Service”) to conduct the Inventory Taking.  Each of Sellers and Buyer, respectively, shall be responsible for fifty percent (50%) of the fees and expenses of the Inventory Taking Service in connection with the Inventory Taking.  The Inventory Taking shall be conducted in accordance with the procedures and instructions to be mutually agreed upon by the Parties. Each Party shall have the right to have representatives present during the Inventory Taking, and shall each have the right to review and verify the listing and tabulation of the Inventory Taking Service. Sellers agree that during the Inventory Taking and from and after such time until the Closing, (a) the Closing Date Acquired Stores shall be closed to the public and no sales or other transactions shall be conducted at such Closing Date Acquired Stores or through Sellers’ other sales channels with respect to the Business (including (i) the online retail businesses of the Sellers operated through the website www.overtons.com and www.gandermountain.com and (ii) the direct mail retail businesses of the Sellers operated through the Overton’s catalog) until the Closing, and (b) neither Sellers nor their representatives or agents shall transfer any Inventory from the Closing Date Business Properties.  Upon completion of the Inventory Taking, Sellers shall deliver Schedule 2.5 to Buyer, which schedule shall contain an itemized listing of the Inventory owned by Sellers as of the Effective Date and the corresponding Inventory Value of each item of Inventory (such schedule, the “Inventory Schedule”).  The Inventory listed on the Inventory Schedule shall be considered Acquired Assets (and any inventory not so listed shall not be considered Inventory or Acquired Assets), and the Inventory Schedule shall provide the Inventory Value for each item of Inventory, in each case, for all purposes of this Agreement.  At the Closing, in accordance with Section 3.3, Buyer shall pay to Sellers an amount equal to the Inventory Purchase Price.  For the avoidance of doubt, nothing in this Section 2.5 shall prohibit the Liquidating Agent from removing Distribution Center Merchandise (as defined in the Liquidation Agreement) from the Closing Date Business Properties in accordance with the terms of the Agency Agreement.

Section 2.6                                    Assignments. Sellers shall transfer and assign all Assigned Agreements and Permits to Buyer, and Buyer shall assume all Assigned Agreements and Permits from Sellers, as of the Closing pursuant to, inter alia, Section 365 of the Bankruptcy Code and the Sale Order.  To the maximum extent permitted by the Bankruptcy Code or other applicable Law, the Assigned Agreements and Permits shall be assumed by Sellers and assigned to Buyer as of the Closing Date.  Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment to Buyer of any Assigned Agreement or Permit is not permitted by Law or is not permitted without the consent of a Third Party and, in the case of the Assigned Agreements and Permits that are the subject of Section 365 of the Bankruptcy Code and the Sale Order, as applicable, such restriction cannot be effectively overridden or canceled by the Sale Order, or other related order of the Bankruptcy Court, then this Agreement will not be deemed to constitute an assignment or an undertaking or attempt to assign the same or any right or interest therein if such consent is not given and the Closing shall proceed with respect to the remaining Assigned Agreements and Permits without any reduction in the Purchase Price; provided, however, that Sellers will use their commercially reasonable efforts to obtain any such consents to assign such Assigned Agreements and Permits to Buyer.  With respect to such non-assignable or non-assumable Acquired Assets that are Assigned Agreements, the applicable Seller hereby appoints, effective as of the Closing Date, Buyer as such Seller’s agent and attorney-in-fact, effective as of the Closing Date, to act for such Seller in obtaining the benefits and performing such Seller’s obligations under such Assigned Agreements, but only to the extent any action to obtain such benefits and any such delegation of duties may be made without violation thereof and, in each case, at the sole cost and expense of Buyer without any liability or obligation of such Seller.  In addition, until the impracticalities of assignment referred to in this Section 2.6 hereof are resolved, the Sellers shall use their commercially reasonable efforts, at Buyer’s sole cost, to (i) provide Buyer the benefits of any Acquired Asset referred to in this Section 2.6, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Buyer, and (iii) enforce, for the account and benefit of Buyer, any and all rights of any Seller arising from the Acquired Assets referred to in this Section 2.6 against such issuer thereof and all other parties thereto (including the right to elect to terminate any Contract in accordance with the terms thereof on the request of Buyer).  Buyer shall perform, on behalf of Sellers, for the benefit of the issuer thereof and/or all other parties thereto, the obligations of the applicable Seller under the Acquired Assets referred to in this Section 2.6 or in connection therewith.  Notwithstanding the foregoing, to the extent permitted by law, (i) any Permit necessary to operate a Closing Date Acquired Store or Closing Date Business Property shall be transferred and assigned to Buyer, and Buyer shall assume any such Permit from Sellers as of the Closing, (ii) any Permit necessary to operate an Acquired Store or Business Property (other than a Closing Date Acquired Store or Closing Date Business Property) shall be transferred and assigned to Buyer, and Buyer shall assume any such Permit from Sellers, as of the date that the applicable Real Property Lease is assumed and assigned to Buyer pursuant to the Designation Rights Agreement and (iii) any Permit related to the Business that is required for Sellers to operate in accordance with the terms of the Consulting Agreement or the Liquidation Agreement shall be transferred and assigned to Buyer, and Buyer shall assume any such Permit from Sellers, no earlier than the termination of the sales conducted pursuant to the Consulting Agreement or the Sale Termination Date (as defined in the Liquidation Agreement), as applicable.

Section 2.7                                    Further Assurances. At the Closing, Sellers shall, upon Buyer’s request, execute and deliver to Buyer such other instruments of transfer as shall be reasonably necessary to vest in Buyer title to the Acquired Assets and such other instruments as shall be reasonably necessary to evidence the assignment by Sellers and assumption by Buyer of the

Assigned Agreements, and each of Sellers, on the one hand, and Buyer, on the other hand, shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary under applicable Law, and execute and deliver such instruments and documents and to take such other actions, as may be required to consummate the transactions contemplated by this Agreement at or after the Closing; provided that nothing in this Section 2.7 shall prohibit Sellers from ceasing operations or winding up their affairs following the Closing.  In furtherance and not in limitation of the foregoing, in the event that any of the Acquired Assets shall not have been conveyed at Closing, Sellers shall use commercially reasonable efforts to convey such Acquired Assets to Buyer as promptly as practicable after the Closing.  Without limiting the foregoing, each Seller shall cause any applicable Retained Subsidiary that holds any Acquired Assets to transfer such Acquired Assets to a Seller prior to the Closing.

ARTICLE III

PURCHASE PRICE

Section 3.1                                              Purchase Price. The purchase price (the “Purchase Price”) for the purchase, sale, assignment and conveyance of Sellers’ right, title and interest in, to and under the Acquired Assets shall consist of:

(a)                                 cash in the amount of the Cash Consideration;

(b)                                 cash in the amount of the Inventory Purchase Price; and

(c)                                  the assumption of the Assumed Liabilities.

Section 3.2                                              Minimum Deposit. Buyer has delivered to the Escrow Agent the Minimum Deposit in immediately available funds pursuant to the Escrow Agreement.  The Minimum Deposit shall not be subject to any lien, attachment, trustee process, or any other judicial process of any creditor of any Seller or Buyer.  The Parties shall instruct the Escrow Agent to distribute the Minimum Deposit to Sellers at the Closing (which amount shall be deducted from the Purchase Price due and payable by Buyer at the Closing), or, if this Agreement is terminated, treated in the manner set forth in Section 11.2 and the Escrow Agreement.  All fees associated with the Escrow Agreement shall be borne by Buyer.

Section 3.3                                              Closing Date Payments. At the Closing, (a) Buyer shall pay to Sellers cash by wire transfer of immediately available funds in an amount equal to the aggregate of the Cash Consideration and the Inventory Purchase Price minus the Minimum Deposit (the “Closing Date Payment”), and (b) Sellers and Buyer shall direct the Escrow Agent to indefeasibly transfer the Minimum Deposit to an account designated by Sellers.

Section 3.4                                              Discharge of Assumed Liabilities After Closing. Following the Closing, Buyer shall pay, perform or satisfy the Assumed Liabilities from time to time and as such Assumed Liabilities become due and payable or are required to be performed or satisfied in accordance with their respective terms.

Section 3.5                                              Allocation of Purchase Price.

(a)                                 No later than forty-five (45) days following the Closing Date, Buyer shall deliver to Sellers allocation schedule(s) allocating the Purchase Price (as may be adjusted pursuant to the terms of this Agreement) among the Acquired Assets of each Seller, including the Assumed Liabilities to the extent such Liabilities are required to be treated as part of the purchase price for Tax purposes in accordance with Section 1060 of the Code (the “Allocation Schedule”).  Such Allocation Schedule shall become final, binding and conclusive upon Sellers and Buyer on the forty-fifth (45th) day following Sellers’ receipt of such statement, unless prior to such forty-fifth (45th) day Sellers deliver to Buyer a written notice disputing such Allocation Schedule that sets forth what Sellers believe represent the appropriate allocation of the Purchase Price and Assumed Liabilities among the Acquired Assets, together with reasonably detailed supporting documentation.  If Sellers deliver such a dispute notice, then Buyer and Sellers shall reasonably cooperate in good faith to agree upon the appropriate allocation under Section 1060 of the Code during the ten-day period beginning on the date Buyer receives such dispute notice.  If such an agreement cannot be reached during such ten-day period, then, within ten days thereafter, Buyer, on the one hand, and Sellers, on the other hand, shall jointly engage and submit the unresolved dispute to a nationally recognized independent registered public accounting firm appointed by mutual agreement of Buyer and Sellers, or, if they are unable to agree, selected by the Bankruptcy Court.  Buyer and Sellers shall use their commercially reasonable efforts to cause such firm to issue its written determination regarding the appropriate allocation under Section 1060 as applicable to the terms of this Agreement within fifteen (15) days after such dispute is submitted.  Each Party shall use commercially reasonable efforts to furnish to such firm such work papers and other documents and information as such firm may reasonably request.  The determination of such firm shall be final, binding and conclusive upon Buyer and Sellers absent manifest error.  The Allocation Schedule shall be revised in accordance with Section 1060 of the Code to appropriately take into account any additional payments made under this Agreement following the foregoing determination.

(b)                                 In administering any Proceeding, the Bankruptcy Court shall not be required to apply the Allocation Schedule(s) in determining the manner in which the Purchase Price should be allocated as between any of the Sellers and their respective estates.  Buyer and Sellers will each file all Tax Returns (including IRS Forms 8594) consistent with the Allocation Schedule(s) established in accordance with this Section 3.5.  Sellers, on the one hand, and Buyer, on the other hand, each agree to provide the other promptly with any other information required to complete IRS Forms 8594.  Neither Buyer nor any Seller shall take any Tax position inconsistent with such Allocation Schedule, and neither Buyer nor any Seller shall agree to any proposed adjustment based upon or arising out of Allocation Schedule by any Governmental Authority without first giving the other Party prior written notice; provided, however, that nothing contained herein shall prevent Buyer or any Seller from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation Schedule, and neither Buyer nor any Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of such Allocation Schedule.

ARTICLE IV

CLOSING

Section 4.1                                              Closing Date.  Upon the terms and subject to the conditions hereof, the closing of the sale of the Acquired Assets, the assumption of the Assumed Liabilities and the consummation of the other transactions contemplated hereby (the “Closing”) shall take place at the offices of Faegre Baker Daniels LLP, 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402, no later than the third (3rd) Business Day following the date on which the conditions set forth in Article IX and Article X have been satisfied or (if permissible) waived (other than the conditions which by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or (if permissible) waiver of such conditions), or at such other place or time as Buyer and the Sellers may mutually agree.  The date on which the Closing actually occurs is referred to as the “Closing Date.” Unless otherwise agreed by the Parties in writing, the Closing shall be deemed effective and all right, title and interest of Sellers in the Acquired Assets to be acquired by Buyer hereunder shall be considered to have passed to Buyer and the assumption of all of the Assumed Liabilities shall be considered to have occurred as of 12:01 a.m. Central time on the Closing Date.

Section 4.2                                              Buyer’s Deliveries. At the Closing, Buyer shall deliver to Sellers:

(a)                                 the Closing Date Payment in accordance with clause (a) of Section 3.3;

(b)                                 the Designation Rights Agreement, duly executed by Buyer;

(c)                                  the Transition Services Agreements, if any, duly executed by Buyer;

(d)                                 each other Transaction Document not previously executed to which Buyer is a party, duly executed by Buyer;

(e)                                  the certificates of Buyer to be received by Sellers pursuant to Sections 10.1 and 10.2;

(f)                                   a duly executed bill of sale with respect to the Acquired Assets, substantially in the form attached hereto as Exhibit C;

(g)                                  a duly executed assignment and assumption agreement with respect to the Assumed Liabilities, substantially in the form attached hereto as Exhibit D; and

(h)                                 such assignments and other good and sufficient instruments of assumption and transfer, in form reasonably satisfactory to Sellers, as Sellers may reasonably request to transfer and assign the Acquired Assets and Assumed Liabilities to Buyer.

Section 4.3                                              Sellers’ Deliveries. At the Closing, Sellers shall deliver to Buyer:

(a)                                 the Transition Services Agreements, if any, duly executed by each applicable Seller;

(b)                                 the Designation Rights Agreement, duly executed by each Seller;

(c)                                  each other Transaction Document to which any Seller is a party, duly executed by each applicable Seller;

(d)                                 [RESERVED];

(e)                                  the certificates of Sellers to be received by Buyer pursuant to Sections 9.1 and 9.2;

(f)                                   a certificate of non-foreign status executed by each Seller (or, if applicable, a direct or indirect owner of a Seller) that is not a disregarded entity for U.S. federal income tax purposes, prepared in accordance with Treasury Regulation Section 1.1445-2(b);

(g)                                  a duly executed bill of sale with respect to the Acquired Assets substantially in the form attached hereto as Exhibit C;

(h)                                 a duly executed assignment and assumption agreement with respect to the Assumed Liabilities, substantially in the form attached hereto as Exhibit D;

(i)                                     duly executed assignments of the Acquired Intellectual Property, including assignments, as applicable, in form suitable for recordation with the United States Patent and Trademark Office, the United States Copyrights Office and any applicable foreign or multinational Intellectual Property offices or registries; and

(j)                                    such other bills of sale, deeds, endorsements, assignments (including separate assignments of the Assigned Real Property Leases), and other filings and other good and sufficient instruments, in form reasonably satisfactory to Buyer, which are necessary to vest in Buyer all the right, title and interest of Sellers in, to or under any or all of the Acquired Assets free and clear of Encumbrances other than Permitted Encumbrances.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Schedules, Sellers hereby separately, and not jointly, represent and warrant to Buyer that the statements contained in this Article V are true and correct, as of the date hereof and the Closing Date (except with respect to representations and warranties made as of a particular date, which shall be deemed to be made only as of such date):

Section 5.1                                              Organization and Good Standing. Each Seller is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.  Subject to any limitations that may be imposed on such Seller as a result of filing a petition for relief under the Bankruptcy Code, each Seller has the requisite corporate or limited liability company power and authority to own or lease and to operate and use its properties and to carry on the Business as now conducted.  Except as set forth on Schedule 5.1, each Seller is duly qualified or licensed to do business and are in good standing in each jurisdiction where the character of its business or the nature of its properties makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.2                                              Authority; Validity; Consents. Sellers have, subject to entry of the Bidding Procedures and Sale Order and requisite Bankruptcy Court approval, as applicable, the requisite corporate power and authority necessary to enter into and perform their respective obligations under this Agreement and the other Transaction Documents to which each such Seller is a party and to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly and validly executed and delivered by Sellers and each other Transaction Document required to be executed and delivered by Sellers at the Closing will be duly and validly executed and delivered by Sellers at the Closing.  Subject to entry of the Bidding Procedures and Sale Order and requisite Bankruptcy Court approval, as applicable, this Agreement and the other Transaction Documents constitute, with respect to Sellers, the legal, valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity.  Subject to, and after giving effect to, requisite Bankruptcy Court approval (including, without limitation, the Bidding Procedures Order and the Sale Order), as applicable, and except (a) for entry of the Sale Order and (b) for notices, filings and consents required in connection with the Bankruptcy Case, Sellers are not required to give any notice to, make any filing with or obtain any consent from any Person (including any Governmental Authority) in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation or performance of any of the transactions contemplated hereby and thereby, except for such notices, filings and consents, the failure of which to provide, make or obtain, would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.3                                              No Conflict. When the Sale Order and the consents and other actions described in Section 5.2 have been obtained and taken, the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions provided for herein and therein will not (a) violate, conflict with, result in the breach or termination of, or the loss of a benefit under, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) or adverse modification of any of the terms and provisions of, or require consent or the giving of notice under, or cause any acceleration of any obligation of Sellers under (i) any Order, (ii) any Law (iii) the organizational documents of any Seller or (iv) any Business Contract or Permit or (b) result in any Encumbrance on any of the Acquired Assets (other than Permitted Encumbrances); other than in the case of the foregoing subclauses (a)(iv) and (b), any of the foregoing that would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 5.4                                              Environmental Matters. Except as set forth on Schedule 5.4, (a) there are no Hazardous Substances present at any of the Acquired Assets including, for the avoidance of doubt, any of the Acquired Stores; (b) Sellers and the Acquired Assets are and have been in compliance with all applicable Laws concerning environmental, health or safety matters or Laws concerning the exposure of persons to Hazardous Substances; (c) Sellers and all of the Acquired Assets are not subject to any order, demand, claim, encumbrance, settlement or lien resulting from the presence of any Hazardous Substances or the alleged violation of any applicable Laws concerning environmental, health or safety matters or Laws concerning the exposure of persons to Hazardous Substances; (d) Sellers are not aware of any facts or circumstances that could reasonably be expected to result in any liability under applicable Laws concerning environmental, health or safety matters or Laws concerning the exposure of persons to Hazardous Substances, in each case as such Laws relate to the Acquired Assets; and (e) Sellers have provided Buyer any environmental site assessments, compliance audits, or any allegations or investigations of noncompliance with applicable Laws concerning environmental, health or safety matters or Laws concerning the exposure of persons to Hazardous Substances at the Business Properties or the Acquired Stores.

Section 5.5                                              Title to Acquired Assets; Assigned Real Property Leases.

(a)                                 Sellers have good valid title to and interest in (as applicable) all of its personal property which constitutes the Acquired Assets and, upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Section 4.3, and subject to the terms of the Sale Order, Sellers will thereby transfer to Buyer, good title to, or, in the case of Acquired Assets (other than Assigned Real Property Leases) that are leased by Sellers, a valid leasehold interest in, all of the Acquired Assets (other than Assigned Real Property Leases), free and clear of all Encumbrances, except (i) as set forth on Schedule 5.5(a) and (ii) for Permitted Encumbrances.

(b)                                 Sellers have good and valid leasehold interests in and to the Leased Real Property subject to the Assigned Real Property Leases and upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Section 4.3, and subject to the terms of the Sale Order, Sellers will thereby transfer to Buyer, good and valid leasehold interests in the Leased Real Property subject to the Assigned Real Property Leases, free and clear of all Encumbrances, except (i) as set forth on Schedule 5.5(b) and (ii) for Permitted Encumbrances.  There are no pending, or, to the Knowledge of Sellers, or threatened condemnation or similar proceedings with respect to any of the Leased Real Property.

(c)                                  The Acquired Assets (excluding any Real Property Leases and corresponding Acquired Stores designated in accordance with Section 7.8 and the Designation Rights Agreement), when taken together with the Business Contracts and the services and assets to be made available through the Transition Services Agreement, if any, constitute all of the material properties used in or held for use in connection with the operation of the Business.

Section 5.6                                              Taxes. Except as set forth on Schedule 5.6, (a) all income, withholding and other material Tax Returns required to be filed by Sellers have been timely filed (taking into account any applicable extension of time to file), and all such Tax Returns are complete and accurate in all material respects, (b) all income, withholding and other material Taxes due and payable by any Seller (whether or not shown on any Tax Return) have been paid in full, (c) since January 1, 2010, no claim has been made against a Seller by any Governmental Authority in a jurisdiction where such Seller does not file a Tax Return with respect to the Business or the Acquired Assets that such Seller is or may be subject to taxation in such jurisdiction with respect to the Business or the Acquired Assets, (d) no examination by any Governmental Authority of any Tax Return of any Seller is currently pending or in progress, and (e) no material Tax deficiencies have been claimed, proposed or assessed against any Seller that remain unpaid or otherwise unsettled.  There are no Encumbrances for Taxes on any of the Acquired Assets other than Permitted Encumbrances.

Section 5.7                                              Legal Proceedings. Since December 31, 2015 except for the Bankruptcy Cases and as set forth on Schedule 5.7, there is no Proceeding or Order pending, outstanding or, to Sellers’ Knowledge, threatened against any Seller that (a) seeks to restrain or prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated hereby or (b) would reasonably be expected to be material to the Business, the Acquired Assets or the Assumed Liabilities.  As of the date of this Agreement, no Seller has received a written (or, to the Knowledge of Sellers, non-written) notice of any investigation or review by any Governmental Authority with respect to the Business, the Acquired Assets or the Assumed Liabilities that is pending, or, to the Knowledge of Sellers, threatened.

Section 5.8                                              Compliance with Laws; Permits. Except as set forth in Schedule 5.8, (i) Sellers are not, and since December 31, 2015, have not been in violation in any material respect of any Law applicable to the operation of the Business or the Acquired Assets.  Schedule 5.8 sets forth a true, complete and correct list of all Permits relating to the Business or the Acquired Assets held by the Sellers as of the date of this Agreement.  The Permits listed in Schedule 5.8 constitute all of the Permits necessary for Sellers to lawfully conduct and operate the Business in the manner currently conducted and operated in all material respects.

Section 5.9                                              Business Contracts. Other than as disclosed on Schedule 5.9, there is no outstanding material Contract to which any Seller or Retained Subsidiary is a party that relates to the Business or any Acquired Asset or is otherwise material to the operation of the Business in the Ordinary Course of Business (each such Contract set forth on Schedule 5.9, a “Business Contract”).  Other than as set forth on Schedule 5.9, no Seller is a party to any Contract providing for the leasing of equipment to such Seller by a third party.  Each Business Contract is in full force and effect and is a valid and binding obligation of the applicable Seller(s) and, to Sellers’ Knowledge, the other parties thereto, in accordance with its terms and conditions, in each case except (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity and (b) as set forth on Schedule 5.9. Sellers have made available to Buyer correct and complete (other than redactions disclosed to Buyer) copies of each Business Contract.  Upon entry of the Sale Order and payment of the Cure Costs and except as set forth on Schedule 5.9, (i) no Seller will be in breach or default of its obligations in any material respect or subject to any loss of material rights under any Business Contract other than a default caused in connection with the Bankruptcy Cases, (ii) no condition exists that with notice or lapse of time or both would constitute a default in any material respect by any Seller or result in any loss of material rights under any Business Contract other than a default caused in connection with the Bankruptcy Cases, and (iii) to Sellers’ Knowledge, no other party to any Business Contract is in breach or default in any material respect thereunder other than a default caused in connection with the Bankruptcy Cases.

Section 5.10                                       Brokers or Finders. Except as set forth on Schedule 5.10 hereof, Sellers have not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby for which Buyer is or will become liable, and Sellers shall indemnify and hold harmless Buyer from any claims with respect to any such fees or commissions.

Section 5.11                                       Inventory and Equipment.

(a)                                 Except as set forth on Schedule 5.11(a), all Inventory located at the Closing Date Acquired Stores and the Closing Date Business Properties is of a quality or condition usable or saleable at prevailing market prices in the ordinary course of the operation of the Business.  The Inventory (i) has not been adulterated or misbranded, and (ii) has been handled, maintained, packaged and stored, and to the Knowledge of Sellers, manufactured, at all times in accordance with the specifications set forth in any applicable Permit, in substantial compliance with applicable Laws, and in substantial compliance with all requirements of relevant Governmental Authorities.  Since December 31, 2015, none of the Sellers has, whether voluntarily or as a result of any action by any Governmental Authority or trade or consumer group, generally recalled or withdrawn (or been requested to recall or withdraw) a product for any reason, including any manufacturing or labeling defect or any other product safety issue, or issued any press release or public statements advising its customers or consumers of its products to treat such products in any manner other than in the ordinary course.

(b)                                 Except as set forth on Schedule 5.11(b), all Equipment located at the Closing Date Acquired Stores and the Closing Date Business Properties is in good general state of repair and good working order sufficient to carry out the functions for which it is currently being used and has no structural defects, and there are no conditions with respect to such Equipment that currently require material repairs or replacements.  The Equipment located at the Closing Date Acquired Stores and the Closing Date Business Properties has been constructed and installed in material compliance with all applicable Laws.

Section 5.12                                       Labor and Employment.

(a)                                 No Seller is party to any collective bargaining agreement relating to the workforce of the Business.  To the Knowledge of Sellers there are no, and since December 31, 2015 there have been no, organizing activities or collective bargaining arrangements with respect to the Business.  There is no, and since December 31, 2015 there has been no, labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the Knowledge of Sellers, threatened against the Business or Sellers in connection with the Business.  In addition, to Sellers’ Knowledge, there are no pending or remedied labor union grievances or pending or remedied unfair labor practices or other employment-related lawsuits or administrative actions against any Seller.

(b)                                 Except as set forth on Schedule 5.12(b), no Seller has within the last three (3) years received written notice of any material representation proceeding or unfair labor practice charge or complaint against it before, or that could come before, the National Labor Relations Board or any similar Governmental Authority and, to Sellers’ Knowledge, there is no material threatened unfair labor practice charge or complaint or representation proceeding before, or that could come before, the National Labor Relations Board or other Governmental Authority or union organizing or decertification activity.

(c)                                  With respect to Business Employees, each of the Sellers are in compliance with all applicable Laws in all material respects with respect to employment, employment practices, terms and conditions of employment (including, without limitation, asbestos health conditions), immigration matters, labor matters, data privacy, wages and hours, unfair labor practices, worker health and safety, whistleblower protections and, there are no claims or investigations to the contrary.

(d)           As of the date of this Agreement, none of the Sellers has implemented any plant or office closing, transfer of employees or layoff of Business Employees that (excluding any actions that might be taken after the Closing) is or would reasonably be expected to be in violation of WARN.

Section 5.13             Employee Benefit Plans.

(a)           No Seller nor any ERISA Affiliate thereof contributes to or has any liability with respect to any Multiemployer Plan or any plan subject to Title IV of ERISA.  No Seller nor any ERISA Affiliate thereof has any liability on account of a “partial withdrawal” or a “complete withdrawal” (within the meaning of Sections 4205 and 4203 of ERISA, respectively) from any Multiemployer Plan, no such Liability has been asserted, and there are no facts or circumstances (including the consummation of the transactions contemplated by this Agreement) that could result in any such partial or complete withdrawal or the assertion of any such Liability.

(b)           Except as set forth on Schedule 5.13(b)(i), no Seller nor any ERISA Affiliate thereof maintains or has any current or potential liability under any Employee Benefit Plan (whether qualified or non-qualified under Section 401(a) of the Code) providing for retiree health, life insurance or other retiree welfare benefits, except as may be required by COBRA or other applicable similar statute.  Schedule 5.13(b)(ii) sets forth the amount payable to each Business Employee under any KERP (as defined in Section 7.6).

(c)           Except as set forth on Schedule 5.13(c), there are no pending or, to Sellers’ Knowledge, threatened claims, suits, audits or investigations related to any Employee Benefit Plan (other than non-material, routine claims for benefits).

Section 5.14             Intellectual Property.

(a)           Schedule 5.14(a) accurately sets forth a list of issued, registered or applied for  (i) Patents, (ii) Copyrights, (iii) Trademarks, and (iv) Domain Names, in each case owned by Sellers and included in the Transferred Intellectual Property (the “Registered Transferred Intellectual Property”).

(b)           Except as set forth on Schedule 5.14(b), the issued Patents, registered Trademarks and registered Copyrights included in the Registered Transferred Intellectual Property are subsisting and, to Sellers’ Knowledge, valid and enforceable.  Except as set forth on Schedule 5.14(b), no Proceeding is pending or, to Sellers’ Knowledge, threatened, that challenges the legality, validity, enforceability, registration, use or ownership of any Registered Transferred Intellectual Property, and Sellers own and possess, free and clear of all Encumbrances (other than Permitted Encumbrances), all right, title and interest thereto.

(c)           Except as set forth on Schedule 5.14(c) or Schedule 2.2(d), the Acquired Intellectual Property contains all of the Intellectual Property used or held for use in the conduct of the Business and under which the Business operates as conducted by Sellers immediately prior to the date of this Agreement.

(d)           Except as set forth on Schedule 5.14(d), during the prior 12 months, Sellers have not received any written notice or written claim that the conduct of the Business is infringing, misappropriating, diluting or otherwise violating the Intellectual Property of any person, and there are no Proceedings pending, or to Sellers’ Knowledge, threatened, asserting such matters, except in each case, as would not reasonably be expected to result in material liability to the Business. Except as set forth on Schedule 5.14(d), to Sellers’ Knowledge, no third party is infringing, misappropriating, diluting or otherwise violating any Intellectual Property included in the Acquired Assets in a material manner.

(e)           Sellers take commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption.  To Sellers’ Knowledge, no Person has gained unauthorized access to the IT Assets during the past two (2) years in a manner which resulted in unauthorized access to, or the modification, misappropriation, corruption, or encryption of, any material information contained therein.  The IT Assets have not materially malfunctioned or failed during the past two (2) years.

(f)            Sellers, in connection with their operation of the Business, currently operate in compliance, in all material respects, with all applicable Information Privacy and Security Laws.  There are no pending actions, suits or claims or administrative proceedings or investigations pending against Sellers or any of their Affiliates asserting any violation by Sellers or any of their Affiliates in connection with the Business of any (i) Information Privacy and Security Law, (ii) Contract (or portion thereof) to which Sellers or any of their Affiliates is a party in connection with the Business that relates to the protection of Personal Data, or (iii) of Sellers’ or their Affiliates’ privacy and security policies applicable to Personal Data.  To Sellers’ Knowledge, neither Sellers nor any of their Affiliates has made or suffered any unauthorized acquisition, access, use or disclosure of any Personal Data related to the Business that would trigger a notification or reporting requirement under any Information Privacy and Security Law.

Section 5.15             Product Liability.  Since December 31, 2015, there have been no and, to the Knowledge of Sellers, there are no currently threatened, product liability, warranty or other similar claims by any third party (whether based in contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from the marketing or sale of any product or other item by or on behalf of Sellers with respect to the Business.  Except as set forth on Schedule 5.15, no product or items sold by Sellers or the Business is subject to any oral or written guaranty, warranty or other indemnity by any Seller to its customers with respect to the quality or absence of defects of such product or item beyond such Seller’s applicable regular or standard or usual terms and conditions of sale or as otherwise provided by applicable Law.  Except as set forth on Schedule 5.15, Seller has not paid or been required to pay or received a request or demand for payment of any damages, including, without limitation, any direct, incidental or consequential damages, to any Person in connection with any such product or item.  Except as set forth on Schedule 5.15, Since December 31, 2015, no product liability claims related to the Business, or any product or other item sold in the Business, have been made against Seller.

Section 5.16             Sellers’ Privacy Policies

.  Sellers have provided Purchaser true and correct copies of policies of Sellers communicated or disclosed to customers concerning the collection, use, storage, handling, or disclosure of personally identifiable information about the customers (the “Sellers’ Privacy Policies”).  Upon each Seller’s information and belief, the consummation of the transactions contemplated by this Agreement will not violate any of the Sellers’ Privacy Policies, or violate any applicable Laws relating to the use, dissemination or transfer of Personal Data.

Section 5.17             No Other Representations or Warranties; No Survival. Buyer acknowledges that, except for the representations and warranties contained in this Article V, neither Sellers nor any other Person on behalf of Sellers makes any express or implied representation or warranty with respect to Sellers or with respect to any information provided by or on behalf of Sellers to Buyer.  The representations and warranties of the Sellers will expire upon the earlier of the Closing Date or the termination of this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers that the statements contained in this Article VI are true and correct, as of the date hereof and the Closing Date (except with respect to representations and warranties made as of a particular date, which shall be deemed to be made only as of such date):

Section 6.1               Organization and Good Standing. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Kentucky.  Buyer has the requisite power and authority to own or lease and to operate and use its properties and to carry on its business as now conducted.

Section 6.2               Authority; Validity; Consents. Buyer has the requisite power and authority necessary to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated herein have been duly and validly authorized by all requisite corporate actions in respect thereof.  This Agreement has been duly and validly executed and delivered by Buyer and each other Transaction Document to which Buyer is a party will be duly and validly executed and delivered by Buyer at the Closing.  This Agreement and the other Transaction Documents to which Buyer is a party constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity.  Subject to entry of the Sale Order and requisite Bankruptcy Court approval, as applicable, Buyer is not and will not be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is a party or the consummation or performance of any of the transactions contemplated hereby or thereby.

Section 6.3               No Conflict. When the consents and other actions described in Section 6.2 have been obtained and taken, the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions provided for herein and therein will not violate, conflict, result in the material breach or termination of, or the loss of a benefit under, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) or adverse modification of any of the terms and provisions of, of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Buyer under (a) any agreement, indenture, or other instrument to which it is bound, (b) the organizational documents of Buyer, (c) any Order or (d) any Law; other than, in the case of the foregoing subclause (a), any of the foregoing that would not reasonably be expected to, individually or in the aggregate, materially impair Buyer’s ability to consummate the transactions contemplated by this Agreement or any other Transaction Documents.

Section 6.4               Availability of Funds; Solvency. Buyer will have at the Closing sufficient cash in immediately available funds to pay the Purchase Price and any other costs, fees and expenses required to be paid by it under this Agreement and the other Transaction Documents.  As of the Closing and immediately after consummating the transactions contemplated by this Agreement and the other transactions contemplated by the Transaction Documents, Buyer will not, assuming the accuracy of Sellers’ representations and warranties under this Agreement, (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair value of its assets will be less than the amount required to pay its probable Liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to repay such debts as they become absolute and matured.

Section 6.5               Litigation. There are no Proceedings pending or, to the knowledge of Buyer, threatened, that would affect in any material respect Buyer’s ability to perform its obligations under this Agreement or any other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

Section 6.6               Brokers or Finders. Neither Buyer nor any Person acting on behalf of Buyer has paid or become obligated to pay any fee or commission to any broker, finder, investment banker, agent or intermediary for or on account of the transactions contemplated by this Agreement for which Sellers are or will become liable, and Buyer shall hold harmless and indemnify Sellers from any claims with respect to any such fees or commissions.

Section 6.7               Condition of Acquired Assets; Representations.  Notwithstanding anything contained in this Agreement to the contrary (but without limiting in any manner Section 7.7), Buyer acknowledges and agrees that Sellers are not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Sellers in Article V (subject to the disclosures set forth on the Schedules), and Buyer acknowledges and agrees that, except for the representations and warranties contained therein, the Acquired Assets are being transferred on a “where is” and, as to condition, “as is” basis.  Buyer acknowledges that it has conducted to its satisfaction its own independent investigation of the Business and, in making the determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation.  In connection with Buyer’s investigation, Buyer has received or may receive from Sellers certain projections, forward-looking statements and other forecasts and certain business plan information.  Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it  (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Buyer shall have no claim against anyone with respect thereto.  Accordingly, Buyer acknowledges that Sellers make no representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

ARTICLE VII

ACTIONS PRIOR TO THE CLOSING DATE

Section 7.1                Investigation of the Business by Buyer.

(a)           After the Effective Date and prior to the Closing Date, Sellers shall, in accordance with reasonable procedures to be established in good faith by mutual agreement of Sellers’ Interim Access Manager and Buyer’s Interim Access Manager, (a) afford Buyer’s authorized Representatives access during normal business hours to the offices, properties, key employees, outside accountants, agreements and other documentation and financial records (including computer files, retrieval programs and similar documentation) with respect to the Business to the extent Sellers and Buyer reasonably deem necessary, and permit Buyer and its authorized Representatives to make copies of such materials, (b) furnish to Buyer or its authorized Representatives such additional information concerning the Business as shall be reasonably requested by Buyer or its authorized Representatives, and (c) use commercially reasonable efforts to cause their outside accountants and outside counsel to cooperate with Buyer in its investigation; provided that Buyer shall submit to Sellers requests for such access, information or cooperation, including reasonable detail regarding the requested access, information or cooperation, a reasonable period in advance of the time at which such access, information or cooperation is to be provided, and all such requests shall be submitted only to the individual designated in writing by Sellers as Sellers’ designated representative, or to such other individuals as such designated individual may designate from time to time to receive such requests (“Sellers’ Interim Access Manager”).  Such requests of Buyer shall be submitted only by the individual designated in writing by Buyer or another individual reasonably acceptable to Sellers’ Interim Access Manager as successor thereto, as Buyer’s designated representative (“Buyer’s Interim Access Manager”).  Notwithstanding anything herein to the contrary, no such access, information or cooperation shall be permitted or required to the extent that it would require Sellers to disclose information subject to attorney-client privilege or would be prohibited by Law or would otherwise potentially contravene any antitrust or competition Law. Buyer and

Sellers shall conduct the investigations contemplated by this Section 7.1(a) in a manner so as not to unreasonably interfere with the consummation of the transactions contemplated by the Consulting Agreement or the Liquidation Agreement.

(b)           After the Effective Date and prior to the Closing Date, Sellers shall, and shall cause their Subsidiaries to, promptly following Buyer’s request, seek and use their respective commercially reasonable efforts to arrange such meetings and telephone conferences with the  material suppliers and vendors of Sellers and their Subsidiaries as may be reasonably requested by the Buyer and necessary and appropriate for the Buyer to coordinate transition of such suppliers and vendors to the Business following the Closing.

Section 7.2               Operations Prior to the Closing Date. Sellers covenant and agree that, except (i) as expressly contemplated by this Agreement, the Consulting Agreement or the Liquidation Agreement, (ii) as disclosed in Schedule 7.2, (iii) with the prior written consent of Buyer (which consent, other than with respect to Section 7.2(b)(ii), shall not be unreasonably withheld or delayed), (iv) as required by the Bankruptcy Court or (v) as otherwise required by Law, after the Effective Date and prior to the Closing Date:

(a)           Sellers shall use commercially reasonable efforts, taking into account Sellers’ status as debtors-in-possession in the Bankruptcy Cases, to carry on the Business in the Ordinary Course of Business, to maintain in full force and effect the Permits, to maintain and preserve the Acquired Assets in their present condition (including by using their commercially reasonable efforts to renew any Business Contracts that come up for renewal in the Ordinary Course of Business), other than reasonable wear and tear and sales of Inventory in the Ordinary Course of Business (for the avoidance of doubt, Sellers shall not be required to replenish inventory), to continue to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, and to keep intact the business relationships relating to the Business; and, without limiting the generality of the foregoing,

(b)           Sellers shall not:

(i)            other than the sale of Inventory in the Ordinary Course of Business, or pursuant to any debtor-in-possession financing or cash collateral agreement or order, or Order of the Bankruptcy Court, sell, lease (as lessor), transfer (including the transfer from an Acquired Store to a non-Acquired Store), assign, license, convey, surrender, relinquish, abandon, permit to lapse or otherwise dispose of, or mortgage or pledge, or voluntarily impose or suffer to be imposed any Encumbrance (other than Assumed Liabilities and Permitted Encumbrances) on, any Acquired Asset;

(ii)           amend, modify, terminate, waive any rights under or create any Encumbrance with respect to, any of the Business Contracts or Real Property Leases or otherwise take any actions not required by the terms of any Business Contract or Real Property Lease that would result in any increase in any payments to be made under such Business Contract or Real Property Lease;

(iii)          incur or permit to be incurred any Liability that would be an Assumed Liability outside the Ordinary Course of Business or that would increase the amount of an Assumed Liability;

(iv)          incur any long-term expenditure associated with the Acquired Assets that would be an Assumed Liability;

(v)           except in the Ordinary Course of Business, cancel or compromise any material claim or waive or release any material right, in each case, that is a claim or right related to an Acquired Asset;

(vi)          with respect to any Business Employee, increase the salary, bonus or severance arrangements of such Business Employee or amend, modify, terminate or enter into any employment or severance Contract with such Business Employee, or terminate the employment of any Business Employee or other employee of Seller who may be designated hereunder as a Business Employee prior to Closing; or

(vii)         enter into any agreement or commitment to take any action prohibited by this Section 7.2.

(c)           Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (i) nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of Sellers or the Business prior to the Closing and (ii) prior to the Closing, Sellers shall exercise, consistent with, and subject to, the terms and conditions of this Agreement, complete control and supervision over the Business and its operations to the extent permitted by Law, including pursuant to the Consulting Agreement and the Liquidation Agreement and taking into account Sellers’ status as debtors-in-possession in the Bankruptcy Cases.  Notwithstanding anything herein to the contrary, Sellers shall be permitted to take all actions that are necessary or desirable to comply with the WARN Act, including providing any notices required under the WARN Act, and no such actions shall constitute a violation of this Section 7.2.

Section 7.3               Reasonable Best Efforts.

(a)           Sellers, on the one hand, and Buyer, on the other hand, shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated hereby, including using reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article IX and Article X to be satisfied, (ii) the obtaining of all necessary Governmental Authorizations and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of all steps as may be necessary to avoid any Proceeding by any Governmental Authority, (iii) the defending of any Proceedings challenging this Agreement or the consummation of the transaction contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

(b)           Sellers, on the one hand, and Buyer, on the other hand, (i) shall promptly inform each other of any communication from any Governmental Authority concerning this Agreement, the transactions contemplated hereby, and any filing, notification or request for approval and (ii) shall permit the other to review in advance any proposed written or material oral communication or information submitted to any such Governmental Authority in response thereto and shall discuss and attempt to reasonably account for any comments or suggestions of the other Party (in each case excluding any portions thereof that contain confidential information).  In addition, none of the Parties shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to this Agreement or the transactions contemplated hereby, unless such Party consults with the other Parties in advance and, to the extent not prohibited by any such Governmental Authority, gives the other Parties the opportunity to attend and participate thereat, in each case to the maximum extent practicable.  Subject to any restrictions under applicable laws, rules or regulations, Buyer, on the one hand, and Sellers, on the other hand, shall furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and the Governmental Authority or members of its staff on the other hand, with respect to this Agreement, the transactions contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements or to the attorney-client privilege or work product doctrine) or any such filing, notification or request for approval (in each case excluding any portions thereof that contain confidential information).  In carrying out their obligations under this Section 7.3, subject to applicable Law, each of the Parties shall not submit or otherwise provide any information to such Governmental Authority without first having provided a reasonable opportunity to the other Party and its counsel to comment upon such information.  Each Party shall also furnish the other Party with such necessary information and assistance as such other Party may reasonably request in connection with their preparation of necessary filings, registration or submissions of information to the Governmental Authority in connection with this Agreement, the transactions contemplated hereby and any such filing, notification or request for approval.  Any Party may, as it deems advisable and necessary, reasonably designate any sensitive material provided to the other Party under this Section 7.3, or otherwise pursuant to this Agreement, as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to the directors, officers or employees of the recipient, unless express written permission is obtained in advance from the source of the materials.

Section 7.4               Bankruptcy Court Filings and Approval.

(a)           Sellers shall use their reasonable best efforts to comply with the deadlines set forth in the Bidding Procedures or the Bidding Procedures Order, as applicable.

(b)           The Parties shall consult with each other regarding pleadings that any of them intends to file with the Bankruptcy Court in connection with, or which might reasonably affect the Bankruptcy Court’s approval of the Sale Order, including, with respect to Sellers, sharing in advance any drafts thereof for Buyer’s review and comment. Each Seller shall promptly provide Buyer and its counsel with copies of all notices, filings and orders of the Bankruptcy Court that such Seller has in its possession (or receives) pertaining to the Sale Motion, or any other order related to any of the transaction contemplated by this Agreement, but only to the extent such papers are not publicly available on the docket of the Bankruptcy Court or otherwise made available to Buyer and its counsel. No Seller shall seek any modification to the Bidding Procedures Order and the Sale Order by the Bankruptcy Court or any other Governmental Authority of competent jurisdiction to which a decision relating to the Bankruptcy Cases has been appealed, in each case, without the prior written consent of Buyer (not to be unreasonably withheld).

(c)           Sellers shall use their commercially reasonable efforts to obtain entry of the Sale Order and such other relief from the Bankruptcy Court as may be necessary or appropriate in connection with this Agreement and the consummation of the transactions contemplated by this Agreement.  Buyer agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining entry of the Sale Order and, consistent with Section 8.3 below, a finding by the Bankruptcy Court of adequate assurance of future performance by Buyer.

(d)           Sellers and Buyer acknowledge that this Agreement and the sale of the Acquired Assets and the assumption and assignment of the Assigned Agreements are subject to Bankruptcy Court approval.  Sellers and Buyer acknowledge that (i) to obtain such approval, Sellers must demonstrate that they have taken reasonable steps to obtain the highest or otherwise best offer possible for the Acquired Assets and otherwise have complied with the Bankruptcy Code requirements for approval of the sale of the Acquired Assets to Buyer and (ii) Buyer must provide adequate assurance of future performance under the Assigned Agreements to be assigned by Sellers, and Buyer hereby agrees to provide all appropriate assurances thereof necessary in order to obtain the foregoing approvals.

(e)           Sellers shall give all notices required to be given by applicable Law, to all Persons entitled thereto, of all motions (including the motions seeking entry of the Sale Order), orders, hearings and other proceedings relating to this Agreement and the transactions contemplated hereby and thereby and such additional notice as ordered by the Bankruptcy Court or as Buyer may reasonably request.  Sellers shall promptly provide Buyer with copies of all communications from the Bankruptcy Court relating to the motions seeking entry of the Sale Order.

(f)            In the event an appeal is taken or a stay pending appeal is requested from the Sale Order, Sellers shall immediately notify Buyer of such appeal or stay request and shall provide to Buyer promptly a copy of the related notice of appeal or order of stay.  Sellers shall also provide Buyer with written notice of any motion or application filed in connection with any appeal from or stay request in respect of such order.  Sellers and Buyer shall use their respective commercially reasonable efforts to defend such appeal or stay request and obtain an expedited resolution of such appeal.

(g)           After entry of the Sale Order, Sellers shall not take any action which is intended to, or fail to take any action the intent of which failure to act is to, result in the reversal, voiding, modification or staying of the Sale Order.

Section 7.5               Notification of Certain Matters.

(a)           Notwithstanding anything to the contrary in this Agreement, and without any increase or decrease in the Purchase Price, at any time during the thirty (30) day period following the Closing, Buyer may revise this Agreement and any schedule setting forth the Acquired Assets, the Assigned Agreements, or the Excluded Assets prior to the Closing to (i) include in the definition of Acquired Assets (pursuant to the applicable schedule) and to exclude from the definition of Excluded Assets, any Contract relating to the Business that is not a Real Property Lease (each a “Non-Lease Contract”) not previously included in the Acquired Assets and (ii) to exclude from the definition of Acquired Assets (pursuant to the applicable schedule) and to include in the definition of Excluded Assets, any Non-Lease Contract or other asset of the Seller previously included in the Acquired Assets and not otherwise included in the definition of Excluded Assets, at any time on or prior to the Closing.  In the event that Buyer elects during such 30-day period to have Sellers assume and assign any Non-Lease Contract in accordance with this Section 7.5(a), Sellers and Buyer shall comply with the applicable provisions of the Sale Order.  On the date that any such Non-Lease Contract is assumed and assigned to Buyer, Buyer shall pay all Cure Costs for such Non-Lease Contract, and such Non-Lease Contract shall thereafter be deemed an Assigned Agreement for all purposes under this Agreement.  Any Non-Lease Contract that Buyer does not timely elect to have assigned to it shall automatically be deemed to be an Excluded Asset.  During the thirty (30) day period following the Closing, the Sellers shall not reject, modify, terminate, waive any rights under or create any Encumbrance with respect to, any Non-Lease Contract without the prior written consent of Buyer.

(b)           If any Non-Lease Contract is excluded from the Acquired Assets as permitted by this Section 7.5(a), all Liabilities to third parties arising under such Non-Lease Contract shall be Excluded Liabilities. Without limiting any of Buyer’s rights pursuant to this Section 7.5, in the event that the Sale Order does not approve the assignment or transfer of one or more of the Assigned Agreements to Buyer as Acquired Assets, Buyer may, in its sole discretion and at any time prior to the Closing Date, exclude any or all of the Assigned Agreements from the Acquired Assets.

Section 7.6               Employees.

(a)           With respect to each Business Employee, no later than five (5) Business Days prior to the Closing Date, Sellers shall provide Buyer with a list setting forth, to the extent such information is permitted to be disclosed under applicable Law and has not previously been provided: (i) title or job/position, (ii) job designation (i.e., salaried or hourly), (iii) location of employment and Seller employer, (iv) employment status (active, on leave or on unpaid leave, including for those on leave the scheduled end of leave), (v) annual base rate of compensation and any bonus amount that he or she has received for the most recent fiscal year and (vi) accrued and unused vacation pay.

(b)           At least two (2) Business Days prior to the Closing, Buyer shall provide (or cause one of its Subsidiaries to provide) to all Business Employees (but excluding for this purpose any Subsequent Acquired Store Employees) an offer (the “Employment Offer”) of employment, with salary and bonus opportunities no less than those in effect immediately prior to the Closing.  Such offers of employment shall be effective on the respective Employment Transfer Date. For each Subsequent Acquired Store Employee, Buyer shall make such Employment Offers no less than two (2) Business Days prior to the assumption and assignment to Buyer of the applicable Real Property Lease, but effective upon the assumption and assignment of such Real Property Lease.  Each Business Employee who accepts Buyer’s offer of employment and who becomes an employee of Buyer or of one of its Subsidiaries shall be a “Transferred Employee.”  Sellers shall cooperate with Buyer in effecting the Transferred Employees’ transfer of employment from Sellers to Buyer or a Buyer Subsidiary as contemplated hereby.  For the avoidance of doubt, no Subsequent Acquired Store Employee shall become an employee of Buyer until the related Real Property Lease is assumed and assigned pursuant to the Designation Rights Agreement.

(c)           Unless prohibited by Law or otherwise provided for in an Employment Offer, all unused vacation and paid time off of the Transferred Employees accrued as of the Employment Transfer Date shall, effective as of the Employment Transfer Date, be transferred to and assumed by Buyer.  To the extent any such vacation pay is required by law to be paid on the Employment Transfer Date as to any Transferred Employee, such amount will be paid by the Buyer.  Schedule 7.6(c) sets forth the vacation and paid time off policy applicable to each Business Employee, as well as each Business Employee’s accrued and unused vacation as of the date hereof.  Sellers shall update Schedule 7.6(c) as of the Employment Transfer Date to reflect the accrued and unused vacation for each Transferred Employee as of the Employment Transfer Date.

(d)           As to any Transferred Employee to whom a bonus or applicable key employee retention plan (“KERP”) payment is payable with respect to any period on or prior to the Closing Date, the obligation to pay such bonuses and KERP payments shall be transferred to and assumed by Buyer, and Buyer shall pay such bonuses and KERP payments no later than the later to occur of (a) the first regularly-scheduled payroll date following the Closing Date and (b) the date such bonus or KERP payment is earned under the applicable bonus program or the KERP.

(e)           In addition, the Parties hereto agree as follows:

(i)            Buyer shall not be required to adopt, become a sponsoring employer of, or have any obligations under or with respect to any Employee Benefit Plan and, except as provided in Sections 7.8(c) or (d), Buyer is not assuming any Liabilities under any Employee Benefit Plans;

(ii)           Sellers shall be solely responsible for any and all liabilities, obligations, costs, expenses, claims and demands arising out of or relating to:

a)            the employment (and/or the termination of employment) of employees who do not become Transferred Employees, whether such liabilities arise before, on or after the Closing Date (other than any Business Employee with respect to whom Buyer did not make an offer of employment to in compliance with Section 7.6(a), in which case the Buyer will assume any Liability for severance that may be payable to such Business Employee); and

b)            the employment (and/or the termination of employment) of, or accruing with respect to, any Transferred Employee before the date such employee actually commences work with Buyer, except for the Liabilities expressly assumed under Sections 7.8(c) or (d);

(iii)          Sellers and their respective ERISA Affiliates shall comply with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA, with respect to any employee, former employee or beneficiary of any such employee or former employee who is covered under any group health plan, as defined in Section 5000(b)(1) of the Code, maintained by Sellers and their ERISA Affiliates as of the Closing Date or whose “qualifying event” within the meaning of Section 4980B(f) of the Code occurs on or prior to the Closing Date, whether pursuant to the provisions of COBRA or otherwise;

(f)            Nothing in this Section 7.6 shall (i) be treated as an amendment of, or undertaking to amend, any Employee Benefit Plan, (ii) obligate Buyer, any of Sellers, or any of their respective Affiliates to hire or retain the employment of any particular employee, or (iii) confer any rights or benefits on any Person, including any Business Employee, other than the Parties to this Agreement.

(g)           Buyer agrees to provide any required notice under the WARN Act and any similar state or non-United States statute, and otherwise to comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination, group relocation or similar event affecting Business Employees and occurring after the Closing Date.  At Closing, Sellers shall provide Buyer with a list of employees terminated within the ninety (90) days prior to the Closing Date at any of the Acquired Assets.

(h)           Buyer shall ensure that, as of the Closing Date, each Transferred Employee receives full credit (for purposes of determining eligibility to participate, vesting, and vacation entitlement benefits, but excluding benefit accrual under any defined-benefit pension plan), for service with Sellers (or predecessor employers to the extent such past service credit is provided under the applicable employee benefit plan) under comparable employee benefit plans of Buyer or its Affiliates in which such Transferred Employee becomes a participant; provided, however, that no such service recognition will result in any duplication of benefits. With respect to each health or welfare benefit plan maintained by Buyer or its Affiliates for the benefit of any Transferred Employee, subject to any required approval of the applicable insurance provider, if any, which Buyer will use commercially reasonable efforts to procure, Buyer will cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan.

Section 7.7               Transition Services Agreement.

(a)           From the Closing Date to 120 days therefrom, (i) Buyer shall grant Sellers a non-exclusive, worldwide, royalty-free, fully transferable and fully sublicensable license to use the Transferred Intellectual Property (other than Trademarks containing the word “Overton’s”) owned by Buyer and (ii) Sellers shall retain the right to use all customer and supplier lists, other current and prospective customer information and data, marketing research and similar data transferred by Sellers to Buyer, in each case, solely as necessary in connection with sales of Sellers’ inventory at, or in transit to, Sellers’ locations that are not Closing Date Acquired Stores or Closing Date Business Properties (or otherwise not included in the Acquired Assets), including, without limitation, sales pursuant to the Consulting Agreement and the Liquidation Agreement.  Sellers use of any Trademarks included in the Transferred Intellectual Property under this Section 7.7(a) shall be (i) solely in connection with goods and services that are (x) the type of goods and services in connection with which Sellers were using such Trademarks immediately prior to the Closing, and (y) of the same level of quality of goods and services provided by Sellers immediately prior to the Closing, and (ii) subject to all style and other usage guidelines in effect for such Trademarks immediately prior to the Closing or otherwise reasonably established by Buyer; provided that nothing herein shall restrict the ability of Sellers to grant the licenses set forth in, or otherwise comply with, as applicable, the Consulting Agreement and Section 8.10 of the Liquidation Agreement. All goodwill associated with the use by Sellers of such Trademarks shall inure to the benefit of Buyer.

(b)           In connection with the consummation of the transactions contemplated by this Agreement, the Parties shall enter into the Transition Services Agreement, which will provide for the provision of transition services (i) by the Sellers as reasonably requested by Buyer to operate the Business in substantially the same manner as currently conducted (the “Transition Services”) and (ii) by Buyer as reasonably requested by Sellers or the Consultant or the Liquidating Agent to fulfill the obligations of the Sellers pursuant to the Consulting Agreement and the Liquidation Agreement solely with respect to any Acquired Assets (including, without limitation, any IT Assets) or Business Employees transferred to Buyer in accordance with this Agreement (collectively, the “Reverse Transition Services”); provided, however, that Buyer shall have no liability for any failure or delay to provide any Reverse Transition Service to the extent (x) such service is dependent on a Transition Service which is not properly provided by Sellers, (y) the provision of such service would violate applicable Law or breach any Contract to which Buyer is subject, or (z) such service was not provided by the Business as of the Closing Date; and provided, further, that Buyer shall have no obligation to provide any Reverse Transition Service at a greater volume or higher service level to that which was provided by the Business as of the Closing Date.

Section 7.8               Designation Rights.  Pursuant to the terms of the Designation Rights Agreement, Buyer shall have the right (the “Designation Rights”) to assign its rights and obligations hereunder with respect to any or all Real Property Leases to one or more third parties designated by Buyer (each, a “Designated Purchaser”) so long as Buyer complied with the Designation Rights Agreement with respect thereto and causes each Designated Purchaser to comply with the provisions of the Designation Rights Agreement.  Notwithstanding anything to the contrary in this Agreement, and without any increase or decrease in the Purchase Price, upon the exercise of the Designation Rights by Buyer with respect to a Real Property Lease, Buyer may revise this Agreement and any schedules setting forth the Assigned Real Property Leases, Assigned Stores and Business Properties, as applicable, to include in the definition of Acquired Assets and to exclude from the definition of Excluded Assets, such Real Property Lease not previously included in the Acquired Assets and require the Sellers to file a notice of assumption and assignment with the Bankruptcy Court and provide any necessary notice to the parties to any such Real Property Lease in accordance with the procedures set forth in the Sale Order.

Section 7.9               Personally Identifiable Information.  Buyer shall honor and observe, in connection with the transactions contemplated by this Agreement, the Sellers’ Privacy Policies.

Section 7.10             Data Room. At or prior to the Closing, Sellers will deliver, or cause to be delivered, to Buyer, two copies (on suitable electronic storage media) of the electronic data room(s) made available by Sellers to Buyer in connection with the transactions contemplated by this Agreement.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1                Taxes.

(a)           Any sales, use, property transfer or gains, documentary, stamp, registration, recording or similar Tax (including, for certainty, goods and services tax, harmonized sales tax and land transfer tax) payable in connection with the sale or transfer of the Acquired Assets (“Transfer Taxes”) shall be borne by Buyer and, to the extent any Seller is required by applicable Law to pay Transfer Taxes, such Transfer Taxes shall be paid by Buyer to the appropriate Seller at Closing.  Sellers and Buyer shall use reasonable efforts and cooperate in good faith to exempt the sale and transfer of the Acquired Assets from any such Transfer Taxes.  Sellers shall prepare and file all necessary Tax Returns or other documents with respect to all such Transfer Taxes; provided, however, that in the event any such Tax Return requires execution by Buyer, Sellers shall prepare and deliver to Buyer a copy of such Tax Return at least three (3) Business Days before the due date thereof, and Buyer shall promptly execute such Tax Return and deliver it to Sellers, which shall cause it to be filed.

(b)           Buyer shall be responsible for all real Property Taxes that are due and payable by Buyer after the Closing Date pursuant to any Assigned Real Property Lease.  For the avoidance of doubt, Buyer shall not be responsible for (and is not assuming any Liability under this Agreement for) any personal Property Taxes attributable to an assessment date prior to the Closing Date, including any such Taxes that are not due and payable by a Seller until a date after the Closing Date.  Further, the Parties acknowledge and agree that Buyer is not assuming any Liability for any sales or use or similar Taxes attributable to any transactions of Sellers prior to the Closing.

(c)           Buyer and Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Acquired Assets (including access to Documents) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claims, suit or proceeding relating to any Tax; provided, however, that (other than as required pursuant to this Section 8.1(b)) neither Buyer nor any Seller shall be required to disclose the contents of its income tax returns to any Person.  Any expenses incurred in furnishing such information or assistance pursuant to this Section 8.1(b) shall be borne by the Party requesting it.

(d)           Notwithstanding any other provisions in this Agreement, Buyer and Sellers hereby waive compliance with all “bulk sales,” “bulk transfer” and similar laws that may be applicable with respect to the sale and transfer of any or all of the Acquired Assets to Buyer.

Section 8.2               Payments Received. Sellers, on the one hand, and Buyer, on the other hand, each agree that, after the Closing, each will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash) or other property that they may receive on or after the Closing which properly belongs to the other and will account to the other for all such receipts.

Section 8.3               Assigned Agreements; Adequate Assurance of Future Performance. With respect to each Assigned Agreement, Buyer shall provide adequate assurance as required under the Bankruptcy Code of the future performance by Buyer of each such Assigned Agreement.  Buyer and Sellers agree that they will promptly take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Assigned Agreements, such as furnishing affidavits, non-confidential financial information and other documents or information for filing with the Bankruptcy Court and making Buyer’s and Sellers’ Representatives available to testify before the Bankruptcy Court.

Section 8.4               Post-Closing Books and Records and Personnel. For twelve (12) months after the Closing Date, (a) neither Buyer nor any Seller shall dispose of or destroy any of the business records and files of the Business and (b) Buyer and Sellers (including, for clarity, any trust established under a Chapter 11 plan of Sellers or any other successors of Sellers) shall allow each other and their respective Representatives reasonable access during normal business hours, and upon reasonable advance notice and to the extent permitted by applicable law, to all employees, files and any books and records and other materials included in the Acquired Assets for purposes relating to the Bankruptcy Cases, the wind-down of the operations of Sellers, the functions of any such trusts or successors, or other reasonable business purposes, including Tax matters, litigation, or potential litigation, each as it relates to the Business, the Acquired Stores, the Acquired Assets or the Assumed Liabilities, and Buyer and Sellers (including any such trust or successors) and such Representatives shall have the right to make copies of any such files, books, records and other materials.  In addition, from and after the Closing for a period of 60 days, Sellers will permit Buyer and its Representatives access to such personnel of Sellers during normal business hours as Buyer may reasonably request to assist with the transfer of the Acquired Assets, including Inventory, Documents, Equipment, Permits and Petty Cash, provided that nothing in this Section 8.4 shall prohibit Sellers from ceasing operations or winding up their affairs following the Closing.

Section 8.5            Confidentiality.  The terms of any confidentiality agreement to which Buyer (or an Affiliate of Buyer) is party in respect of any Seller (or any Affiliate thereof) shall continue in full force and effect until the Closing, at which time Buyer’s obligations under any such confidentiality agreement shall terminate only insofar as they pertain to the Acquired Assets.

Section 8.6            DIP Financing.   Sellers shall use their reasonable best efforts not to violate the terms and conditions of the DIP Financing in a manner that would reasonably be expected to prevent, materially delay or materially impair the ability of any Seller to consummate the transactions contemplated under this Agreement.

ARTICLE IX

CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER TO CLOSE

Buyer’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

Section 9.1               Accuracy of Representations.  The representations and warranties of Sellers contained in Article V shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date); provided, however, that the condition in this Section 9.1 shall be deemed to be satisfied so long as any failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  Buyer shall have received a certificate of Sellers, signed by a duly authorized officer of Sellers, to that effect.

Section 9.2               Sellers’ Performance. Sellers shall have performed and complied with in all material respects the covenants and agreements that Sellers are required to perform or comply with pursuant to this Agreement at or prior to the Closing, and Buyer shall have received a certificate of Sellers to such effect signed by a duly authorized officer thereof.

Section 9.3               No Order. No Governmental Authority shall have enacted, issued, promulgated or entered any Order which is in effect and has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement (a “Closing Legal Impediment”); provided, however, that prior to asserting this condition Buyer shall have taken all actions required by Section 7.3 to prevent the occurrence or entry of any such Closing Legal Impediment and to remove or appeal as promptly as possible any such Closing Legal Impediment.

Section 9.4               Sellers’ Deliveries. Each of the deliveries required to be made to Buyer pursuant to Section 4.3 shall have been so delivered.

Section 9.5               Bidding Procedures Order.  The Bidding Procedures Order (i) shall not have been voided, reversed or vacated or subject to a stay and (ii) shall not have been amended, modified or supplemented in any way, subject only to immaterial clarifications, without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 9.6               Bankruptcy Court Actions.  The Bankruptcy Court shall not have entered an order (i) appointing a trustee or examiner with expanded powers or (ii) dismissing the Bankruptcy Cases or converting the Bankruptcy Cases to cases under Chapter 7 of the Bankruptcy Code.

Section 9.7               Sale Order in Effect.  The Bankruptcy Court shall have entered the Sale Order and the Sale Order shall be a Final Order.

Section 9.8               Required Consents.  Buyer or Sellers (as applicable) shall have received all consents from third parties required to permit Buyer to utilize the Intellectual Property and IT Assets included in the Acquired Assets and licensed to Buyer pursuant to the Transition Services Agreement, as necessary for Buyer to own and operate the Business from and after the Closing in substantially the same manner as operated by the Sellers prior to the Closing without limitation; provided, that, in the event such consents have not been obtained by the close of business on May 23, 2017, the condition set forth in this Section 9.8 shall be deemed satisfied.

Section 9.9               Liquidation Agreement.  Sellers and the Liquidating Agent shall have entered into the Liquidation Agreement, in substantially the form attached hereto as Exhibit F and otherwise in form and substance reasonably acceptable to Buyer, which shall be the legal, valid and binding obligation of each of Sellers and the Liquidating Agent.

ARTICLE X

CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLERS TO CLOSE

Sellers’ obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

Section 10.1             Accuracy of Representations. The representations and warranties of Buyer contained in Article VI shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date); provided, however, that the condition in this Section 10.1 shall be deemed to be satisfied so long as any failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to prevent or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.  Sellers shall have received a certificate of Buyer, signed by a duly authorized officer of Buyer, to that effect.

Section 10.2             Buyer’s Performance. Buyer shall have performed and complied with in all material respects the covenants and agreements that Buyer is required to perform or comply with pursuant to this Agreement at or prior to the Closing, and Sellers shall have received a certificate of Buyer to such effect signed by a duly authorized officer thereof.

Section 10.3             No Order. No Closing Legal Impediment shall be in effect, provided, however, that prior to asserting this condition Sellers shall have taken all actions required by Section 7.3 to prevent the occurrence or entry of any such Closing Legal Impediment and to remove or appeal as promptly as possible any such Closing Legal Impediment.

Section 10.4             Buyer’s Deliveries. Each of the deliveries required to be made to Sellers pursuant to Section 4.2 shall have been so delivered.

Section 10.5             Sale Order in Effect. The Bankruptcy Court shall have entered the Sale Order and the Sale Order shall be a final order.

ARTICLE XI

TERMINATION

Section 11.1          Termination Events. Anything contained in this Agreement to the contrary notwithstanding (other than as provided in the last sentence of this Section 11.1), this Agreement may be terminated at any time prior to the Closing Date:

(a)           by mutual written consent of Sellers and Buyer; or

(b)           by either Sellers or Buyer:

(i)            if the Bankruptcy Court rules that it does not approve this Agreement for any reason or if a Governmental Authority issues a final, non-appealable ruling or Final Order permanently prohibiting the transactions contemplated hereby, provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(b)(i) shall not be available to any Party whose breach of any of its representations, warranties, covenants or agreements contained herein results in such ruling or Order;

(ii)           if the Closing shall not have occurred by the close of business on May 26, 2017 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(b)(ii) shall not be available to any Party whose breach of any of its representations, warranties, covenants or agreements contained herein results in the failure of the Closing to be consummated by such time;

(iii)          if (A) the Sale Hearing is not held on or before May 5, 2017; provided, however, if the Sale Hearing is delayed due to the Bankruptcy Court’s unavailability, the next Business Day on which the Bankruptcy Court is available, or (B) the Bankruptcy Court has not entered the Sale Order on or before May 8, 2017; provided, however, if approval of the Sale Order is delayed due to the

Bankruptcy Court’s unavailability, the next Business Day on which the Bankruptcy Court is available;

(iv)          if the Sale Order is vacated; or

(v)           if Sellers (A) file any stand-alone plan of reorganization or liquidation that does not contemplate, the implementation or consummation of, the transactions provided for in this Agreement or (B) consummate an Alternative Transaction, including without limitation the transfer of the Acquired Assets to the Successful Bidder; or

(c)           by Buyer:

(i)            in the event of any breach by any Seller of any of its agreements, covenants, representations or warranties contained herein that would result in the failure of a condition set forth in Article IX to be satisfied, and the failure of Sellers to cure such breach by the earlier of (A) the Outside Date and (B) the date that is fifteen (15) days after receipt of the Buyer Termination Notice; provided, however, that (1) Buyer is not in breach of any of its representations, warranties, covenants or agreements contained herein in a manner that would result in the failure of a condition set forth in Article X to be satisfied, (2) Buyer notifies Sellers in writing (the “Buyer Termination Notice”) of its intention to exercise its rights under this Section 11.1(c)(i) as a result of the breach, and (3) Buyer specifies in the Buyer Termination Notice the representation, warranty, covenant or agreement contained herein of which Sellers are allegedly in breach;

(ii)           if the Bankruptcy Case is dismissed or converted to a case under Chapter 7 of the Bankruptcy Code and neither such dismissal nor conversion expressly contemplates the consummation of the transactions provided for in this Agreement; or

(iii)          if any conditions to the obligations of Buyer set forth in Article IX shall have become incapable of fulfillment other than as a result of a breach by Buyer of any covenant or agreement contained in this Agreement; or

(d)           by Sellers:

(i)            except as provided in Section 11.1(d)(ii), in the event of any breach by Buyer of any of its agreements, covenants, representations or warranties contained herein that would result in the failure of a condition set forth in Article X to be satisfied, and the failure of Buyer to cure such breach by the earlier of (A) the Outside Date and (B) the date that is fifteen (15) days after receipt of the Sellers Termination Notice; provided, however, that Sellers (1) are not themselves in material breach of any of their representations, warranties, covenants or agreements contained herein, (2) notify Buyer in writing (the “Sellers Termination Notice”) of their intention to exercise their rights under this Section 11.1(d)(i) as a result of the breach, and (3) specify in the Sellers

Termination Notice the representation, warranty, covenant or agreement contained herein of which Buyer is allegedly in breach; or

(ii)           if the Sale Order with respect to the transactions contemplated by this Agreement has been entered and is not subject to any stay on enforcement and (A) Sellers have provided Buyer with written notice that they are prepared to consummate the transactions contemplated by this Agreement, (B) the conditions to Closing in Article IX have been satisfied (or waived by Buyer), other than those conditions that by their nature can only be satisfied at Closing, and (C) the Closing Date does not occur within three (3) Business Days of Sellers providing Buyer with such notice.

Section 11.2          Effect of Termination. (i)   If this Agreement is terminated pursuant to Section 11.1(d)(i) or Section 11.1(d)(ii), the Minimum Deposit shall be retained by Sellers for their own account as damages specifically.  If this Agreement is terminated pursuant to any provision of Section 11.1 other than either Section 11.1(d)(i) or Section 11.1(d)(ii), the Sellers shall promptly (but in any event within two Business Days of such termination) instruct the Escrow Agent to return the Minimum Deposit to Buyer by wire transfer of immediately available funds, and the return thereof shall constitute the sole and exclusive remedy of Buyer in the event of such a termination hereunder.

ARTICLE XII

GENERAL PROVISIONS

Section 12.1              Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which shall be agreed to by Buyer, on the one hand, and Sellers, on the other hand.  Buyer, on the one hand, and Sellers, on the other hand, shall consult with each other before issuing any other press release or otherwise making any public statement with respect to this Agreement, the transactions contemplated hereby or the activities and operations of the other and shall not issue any such release or make any such statement without the prior written consent of the other (such consent not to be unreasonably withheld or delayed), provided, however, that nothing herein shall prohibit any Party from issuing or causing publication of any such press release or public announcement to the extent that it determines in good faith that such disclosure is required by Law or Order or pursuant to the requirements of any exchange with which such Party’ securities may be listed, following consultation with counsel (including any filings required to be made by any of the Parties or their respective Affiliates on Form 8-K, Schedule 13D or otherwise pursuant to securities Laws), in which case the Party making such determination shall, if practicable under the circumstances, use reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of its issuance or filing (it being understood and hereby agreed that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party).

Section 12.2              Notices. Any notice, consent or other communication required or permitted under this Agreement shall be in writing and shall be delivered (a) in person, (b) by a nationally recognized courier for overnight delivery service, or

(c) by email or other electronic means, confirmed by telephone or return email (including an automated return receipt), to the persons indicated below.  A notice or communication shall be deemed to have been effectively given (i) if in person, upon personal delivery to the Party to whom the notice is directed, (ii) if by nationally recognized courier, one Business Day after delivery to such courier, and (iii) if by email or other electronic means, when sent and confirmed by telephone or return email.  Rejection or other refusal to accept or inability to deliver because of changed address of which no notice has been received shall also constitute receipt.  Any such notice, election, demand, request or response shall be addressed as follows:

If to Sellers, then to:

Gander Mountain Company

180 East 5th Street, Suite 1300

St. Paul, MN 55101

Attention:      Eric R. Jacobsen, Chief Administrative Officer and Chief Legal Officer

Email:

with a copy (which shall not constitute notice) to:

Lighthouse Management Group Inc.

900 Long Lake Rd, Suite 180

New Brighton, MN 55112

Attention:      James A. Bartholomew

Email:

with a further copy (which shall not constitute notice) to:

Fredrikson & Byron, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, MN 55402

Attention:      Clinton E. Cutler, Esq.

Email:

with a further copy (which shall not constitute notice) to:

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Attention:      W. Morgan Burns, Esq.

Email:

If to Buyer, then to:

CWI, Inc.

c/o Camping World Holdings, Inc.

250 Parkway Drive, Suite 270

Lincolnshire, Illinois 60069

Attention:      Brent Moody, Chief Operating Officer and Chief Legal Officer

Email:

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
330 North Wabash Ave., Suite 2800
Chicago, IL 60611
Attention:	Zachary Judd
Caroline Reckler

Email:

Section 12.3             Amendment; Waiver. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought and such amendment, modification, discharge or waiver is delivered substantially contemporaneously to each other Party; provided that any modification to any provision that would adversely affect the Consultant or the Liquidating Agent in any material respect shall also require the written agreement of the Consultant or the Liquidating Agent, as applicable.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time.  Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.  No course of dealing between or among the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights to payment of any Party under or by reason of this Agreement.

Section 12.4             Entire Agreement. This Agreement (including the Schedules and the Exhibits), the Liquidation Agreement, the Consulting Agreement and the other Transaction Documents contain all of the terms, conditions and representations and warranties agreed to by the Parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, understandings, negotiations, correspondence, undertakings and communications of the Parties or their representatives, oral or written, respecting such subject matter.  The representations, warranties, covenants and agreements contained in this Agreement (including the Schedules and the Exhibits) and the other Transaction Documents are intended, among other things, to allocate the economic cost and the risks inherent in the transactions contemplated hereby and thereby, including risks associated with matters as to which the party making such representations and warranties has no knowledge or only incomplete knowledge, and such representations and warranties may be qualified by disclosures contained in the Schedules.  Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 12.5             No Presumption as to Drafting. Each of the parties acknowledges that it has been represented by legal counsel in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement or the Transaction Documents against the drafting party has no application and is expressly waived.

Section 12.6             Assignment. This Agreement, and the rights, interests and obligations hereunder, shall not be assigned by any Party by operation of law or otherwise without the express written consent of the other Parties (which consent maybe granted or withheld in the sole discretion of such other Party); provided, however, that Buyer shall be permitted, upon prior notice to Sellers, to assign all or part of its rights or obligations hereunder to an Affiliate, but no such assignment shall relieve Buyer of its obligations under this Agreement.

Section 12.7             Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability.

Section 12.8             Governing Law; Consent to Jurisdiction and Venue; Jury Trial Waiver.

(a)           Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to Contracts made and to be performed entirely in such state without regard to principles of conflicts or choice of laws or any other law that would make the laws of any other jurisdiction other than the State of Delaware applicable hereto.

(b)           Without limitation of any Party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby and (ii) any and all claims relating to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent and submit to the exclusive jurisdiction and venue of the Bankruptcy Court and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Proceeding; provided, however, that, if the Bankruptcy Case is closed, all Proceedings arising out of or relating to this Agreement shall be heard and determined in a Delaware state court or a federal court sitting in the State of Delaware, and the Parties hereby (a) irrevocably and unconditionally submit to the exclusive jurisdiction of any state court or federal court in the State of Delaware (including any appellate courts therefrom) with respect to all Proceedings arising out of or relating to this Agreement and the transaction contemplated hereby (whether based on contract, tort or other theory); (b) agree that all claims with respect to any such Proceeding shall be heard and determined in such courts and agrees not to commence any Proceeding relating to this Agreement or the transactions contemplated hereby (whether based on contract, tort or other theory) except in such courts; (c) irrevocably and unconditionally waive any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby and irrevocably and unconditionally waives the defense of an inconvenient forum; and (d) agree that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  The Parties agree that any violation of this Section 12.8(b) shall constitute a material breach of this Agreement and shall constitute irreparable harm.

(c)           EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.8.

Section 12.9             Counterparts. This Agreement may be executed in any number of counterparts (including via facsimile or other electronic transmission in portable document format (pdf)) with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.  This Agreement shall become effective when, and only when, each Party shall have received a counterpart hereof signed by the other Party.  Delivery of an executed counterpart hereof by means of facsimile or electronic transmission in portable document format (pdf) shall have the same effect as delivery of a physically executed counterpart in person.

Section 12.10           Parties in Interest; No Third Party Beneficiaries. Except with respect to the Consultant and the Liquidating Agent (which, for the avoidance of doubt, are third-party beneficiaries of the applicable provisions hereof), nothing in this Agreement shall confer any rights, benefits, remedies, obligations, liabilities or claims hereunder upon any Person not a Party or a permitted assignee of a Party.

Section 12.11           Non-Recourse. All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, the negotiation, execution or performance of this Agreement (including any representation or warranty made in connection with or as an inducement to this Agreement) or the transactions contemplated hereby may be made only against (and are those solely of) the Persons that are expressly identified as Parties to this Agreement.  No other Person, including any of their Affiliates, directors, officers, employees, incorporators, members, partners, managers, stockholders, agents, attorneys, or representatives of, or any financial advisors or lenders to, any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with, or related in any manner to, this Agreement or based on, in respect of, or by reason of, this Agreement or its negotiation, execution, performance or breach.

Section 12.12           Schedules; Materiality. The inclusion of any matter in any Schedule shall be deemed to be disclosed in any other Schedule to the extent that it is readily apparent on the face of such disclosure that such disclosure is applicable to such other Schedule, but inclusion therein shall not be deemed to constitute an admission, or otherwise imply, that any such matter is material or creates a measure for materiality for purposes of this Agreement.  The disclosure of any particular fact or item in any Schedule shall not be deemed an admission as to whether the fact or item is “material” or would constitute a “Material Adverse Effect.”

Section 12.13           Specific Performance. The Parties acknowledge and agree that (a) irreparable injury, for which monetary damages, even if available, would not be an adequate remedy, will occur in the event that any of the provisions of this Agreement are not performed in accordance with the specific terms hereof or are otherwise breached, and (b) the non-breaching Party or Parties shall therefore be entitled, in addition to any other remedies that may be available, to obtain (without the posting of any bond) specific performance of the terms of this Agreement.  If any Proceeding is brought by the non-breaching Party or Parties to enforce this Agreement, the Party in breach shall waive the defense that there is an adequate remedy at law.

Section 12.14           Survival. All covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing shall survive the Closing in accordance with their terms.  All other covenants and agreements contained herein, and all representations and warranties contained herein or in any certificated deliveries hereunder, shall not survive the Closing, and shall thereupon terminate.

Section 12.15           Covenant to Assist.  Sellers agree that, from and after entry of the Sale Order, they shall use commercially reasonable efforts to assist Buyer in enforcing and seeking enforcement of the Sale Order.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives, all as of the Effective Date.

BUYER:

CWI, INC.

By:	/s/ Brent Moody
Name:	Brent Moody
Title:	Chief Operating and Legal officer

[Signature Page to Asset Purchase Agreement]

SELLERS:

GANDER MOUNTAIN COMPANY, Debtor and Debtor in Possession, by Lighthouse Management Group Inc., its Chief Restructuring Officer

By:	/s/ James A. Bartholomew
Name:	James A. Bartholomew
Title:	President

OVERTON’S, INC., Debtor and Debtor in Possession, by Lighthouse Management Group Inc., its Chief Restructuring Officer

By:	/s/ James A. Bartholomew
Name:	James A. Bartholomew
Title:	President

[Signature Page to Asset Purchase Agreement]

ANNEX A

Company Subsidiaries

Overton’s, Inc.